UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the registrant ☒	Filed by a party other than the registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
MIMEDX GROUP, INC.
(Name of registrant as specified in its charter)

Payment of the filing fee (check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a–6(i)(1) and 0–11

April 22, 2024
Dear Fellow Shareholders:
MiMedx Group Inc.’s officers and directors invite you to attend our 2024 annual meeting of shareholders (the “Annual Meeting”) to be held via a live webcast, at 9:00 a.m. Eastern Time on June 5, 2024, at www.virtualshareholdermeeting.com/MDXG2024. In order to attend the meeting, you must pre-register at www.proxyvote.com by 5:00 p.m. Eastern time on June 4, 2024.
Included with this letter are the notice of annual meeting of shareholders, a proxy statement detailing the business to be conducted at the Annual Meeting and a proxy card or, if your shares are held in “street name,” a voting instruction form from your broker, bank, or other nominee.
The Annual Meeting will be held for the following purposes:
(1)	To elect nine directors named in the accompanying proxy statement (Proposal 1);
(2)	To approve, on an advisory basis, the Company’s executive compensation (Proposal 2);
(3)	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024 (Proposal 3);
(4)	To transact such other business as may properly come before the Annual Meeting or any adjournment or any postponement thereof.
The Board has fixed 5:00 p.m. Eastern time on April 8, 2024 as the record date for determining those shareholders who will be entitled to notice of, and to vote at, the Annual Meeting.
The Annual Meeting will be conducted in virtual format only (as described in the notice of annual meeting) in order to provide access to our shareholders regardless of geographic location. There is no in-person meeting for you to attend.
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE BOARD’S NOMINEES AND FOR EACH OF THE OTHER PROPOSALS TO BE CONSIDERED AT THE ANNUAL MEETING USING THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION FORM, AS APPLICABLE.
It is extremely important that your shares be represented and voted at the Annual Meeting. Please vote as soon as possible. You are urged to sign, date, and return the proxy card or voting instruction form, as applicable, in the postage-paid envelope provided to you, or to use the Internet or telephone method of voting described on your proxy card or voting instruction form, as applicable.
If you have any question or need any assistance in voting your shares, please contact the Company’s Head of Investor Relations: Matt Notarianni at 470-304-7291 or mnotarianni@mimedx.com or Broadridge at 844-986-0822 (U.S.) or 303-562-9032 (International).
Sincerely,

/s/ M. Kathleen Behrens
M. Kathleen Behrens
Chairperson of the Board

/s/ Joseph H. Capper
Joseph H. Capper
Chief Executive Officer and Director

MIMEDX GROUP, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on June 5, 2024
The 2024 annual meeting of shareholders (the “Annual Meeting”) of MiMedx Group, Inc. (the “Company,” “MiMedx,” or “we”) will be held via a live webcast on June 5, 2024, at 9:00 a.m. Eastern time accessible at www.virtualshareholdermeeting.com/MDXG2024. The Company’s board of directors (“Board”) has fixed 5:00 p.m. Eastern time on April 8, 2024 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting.
The Annual Meeting is being held for the following purposes:
(1)	To elect nine directors named in the accompanying proxy statement (Proposal 1);
(2)	To approve, on an advisory basis, the Company’s executive compensation (Proposal 2);
(3)	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024 (Proposal 3); and
(4)	To transact such other business as may properly come before the Annual Meeting or any adjournment or any postponement thereof.
We mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report on or about April 22, 2024.

By Order of the Board of Directors

/s/ William F. Hulse IV
William F. Hulse IV General Counsel
and Chief Administrative Officer
Important notice regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on June 5, 2024. The Notice of Meeting, Proxy Statement, and Annual Report on Form 10-K are available free of charge at proxyvote.com.

PROXY STATEMENT
FOR THE 2024 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 5, 2024
This proxy statement (including all appendices attached hereto, this “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of MiMedx Group, Inc. (“MiMedx,” the “Company,” “we” or “us”) to be voted at the 2024 annual meeting of shareholders (including any adjournment or postponement thereof, the “Annual Meeting” or the “2024 Annual Meeting”) of the Company to be held in virtual format only on June 5, 2024, at 9:00 a.m. Eastern time at www.virtualshareholdermeeting.com/MDXG2024. The Notice of Annual Meeting of Shareholders, this Proxy Statement (including a proxy card or voting instruction form, as applicable) and our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “2023 Annual Report”) are being first sent or given to our shareholders on or about April 22, 2024. The Company, on behalf of our board of directors (the “Board”), is soliciting your proxy to vote your shares at the Annual Meeting in accordance with your instructions. The Notice of Annual Meeting of Shareholders, this Proxy Statement, the 2023 Annual Report, and our form of proxy card are available at www.proxyvote.com.
Our principal executive offices are located at 1775 West Oak Commons Court, NE, Marietta, Georgia, 30062.
INFORMATION ABOUT THE ANNUAL MEETING
1.	What is a proxy?
A proxy is your legal designation of another person to vote the shares of MiMedx you own on your behalf.
2.	Who is soliciting my proxy?
The Board is soliciting your proxy to vote your shares on the matters before the Annual Meeting on your behalf. The Board has designated William F. Hulse IV and Sajid N. Ajmeri (the “Named Proxies”) to vote all shares for which the Company has been appointed to act as proxy at the Annual Meeting. The Named Proxies will vote any properly executed proxy, if received in time and not revoked, at the Annual Meeting in accordance with your directions. The Named Proxies will vote any signed proxy that fails to specify a choice on any proposal to be acted upon at the Annual Meeting in accordance with the Board’s voting recommendations (as described below), and, in the Named Proxies’ discretion, FOR or AGAINST such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
The following table summarizes the Board’s recommendations with respect to the items of business to be considered at the Annual Meeting:
Item	Description	Board Recommendation
1	Election of nine directors	FOR the Board nominees
2	Advisory Vote to Approve Executive Compensation	FOR
3	Ratification of Registered Public Accounting Firm	FOR
The Board is not aware of any other matters that are expected to come before the Annual Meeting other than as described in this Proxy Statement. If any other matter is presented at the Annual Meeting upon which a vote may be properly taken, shares represented by all proxy cards received by the Company will be voted with respect thereto at the discretion of the Named Proxies.
3.	Who is bearing the costs of the solicitation?
The Company will bear the expenses of calling and holding the Annual Meeting and the solicitation of proxies on behalf of the Board. These expenses will include, among other things, the costs of preparing, assembling, printing and mailing the proxy materials to shareholders of record. Proxies may be solicited through the mail, in person, by telephone or via email.
4.	Who can vote at the Annual Meeting?
The record date for determining shareholders eligible to vote at the Annual Meeting is 5:00 p.m. Eastern time on April 8, 2024 (the “Record Date”). Holders of the Company’s common stock, par value $0.001 per share (“Company common stock”) on the Record Date may vote at the Annual Meeting. As of the Record Date, 147,583,218 shares of Company common stock were outstanding and entitled to vote at the Annual Meeting.

5.	How do I attend the virtual Annual Meeting? Can I vote and ask questions during the Annual Meeting?
The Annual Meeting will be conducted in virtual format only in order to provide access to all shareholders regardless of geographic location. There is no in-person meeting for you to attend.
You will be able to attend the Annual Meeting online, vote your shares electronically during the meeting, and submit any questions by visiting www.virtualshareholdermeeting.com/MDXG2024.
Attendance at the Annual Meeting or any adjournment or postponement thereof will be limited to shareholders of the Company as of the close of business on the Record Date and guests of the Company. In order to attend the virtual Annual Meeting, you will need to pre-register by 5:00 p.m. Eastern Time on June 4, 2024. To pre-register for the meeting, please follow these instructions:
Registered Stockholders
Stockholders of record as of the Record Date may register to participate in the Annual Meeting remotely by visiting the website www.proxyvote.com. Please have your proxy card containing your control number available, and follow the instructions to complete your registration request. After registering, shareholders will receive a confirmation email with a link and instructions for accessing the virtual Annual Meeting. Requests to register to participate in the Annual Meeting remotely must be received no later than 5:00 p.m., Eastern Time, on June 4, 2024.
Beneficial Stockholders
Stockholders whose shares are held through a broker, bank or other nominee as of the Record Date may pre-register to participate in the Annual Meeting remotely by visiting the website www.proxyvote.com.
Please have your Voting Instruction Form or other communication containing your control number available and follow the instructions to complete your registration request. After registering, shareholders will receive a confirmation email with a link and instructions for accessing the virtual Annual Meeting. Requests to register to participate in the Annual Meeting remotely must be received no later than 5:00 p.m., Eastern Time, on June 4, 2024.
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in or during the meeting, please call the technical support number that will be listed in the reminder email you will receive the day before the meeting.
If you hold shares in a stock brokerage account or through a bank or other financial intermediary, you are considered the beneficial owner of shares held in street name. Your bank, broker or other financial intermediary is considered, with respect to those shares, the shareholder of record. Beneficial owners who want to attend and also vote in person at the Annual Meeting will need to obtain a legal proxy, in PDF or Image (gif, jpg, or png) file format, from the organization that holds their shares giving them the right to vote their shares in person at the Annual Meeting and present it with their online ballot during the meeting.
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in or during the meeting, please call the technical support number that will be listed in the reminder email you will receive the day before the meeting.
Questions on How to Pre-register
If you have any questions or require any assistance with pre-registering, please contact Broadridge at 844-986-0822 (U.S.) or 303-562-9032 (International).
6.	How many votes do I have?
Each share of Company common stock you owned as of the Record Date is entitled to one vote for each matter presented at the Annual Meeting and described in this Proxy Statement (including one vote for each director nominee up for election at the Annual Meeting).
You may NOT cumulate votes relating to any matter.

7.	What is the difference between holding shares as a “shareholder of record” and as a “beneficial owner?”
If your shares are registered directly in your name with our transfer agent, you are considered the shareholder of record of those shares, and the proxy materials are being sent directly to you.
Most holders of Company common stock hold their shares beneficially through a broker, bank or other nominee rather than of record directly in their own name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank or other nominee who is considered the shareholder of record of those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares, and you are also invited to attend the Annual Meeting by following the instructions provided by your broker, bank or other nominee.
8.	How can I vote my shares?
Shareholders of Record. Shareholders of record may vote their shares or submit a proxy to have their shares voted on their behalf by one of the following methods:
By Internet - Log on through the Internet at www.cesvote.com and follow the instructions on that site.
By Telephone - Call 1-888-693-8683 and follow the simple voice prompts provided.
By Mail - Complete, sign, date and return the proxy card in the postage-paid envelope included.
During the Virtual Annual Meeting - Shareholders of Record who have pre-registered and logged in at www.virtualshareholdermeeting.com/MDXG2024 may click on the ‘Shareholder Ballot’ link found in the ‘Meeting Links’ section of the webcast to vote during the Annual Meeting.
Beneficial Owners who have pre-registered and logged in at www.virtualshareholdermeeting.com/MDXG2024 may click on the ‘Shareholder Ballot’ link found in the ‘Meeting Links’ section of the webcast to vote during the Annual Meeting. Beneficial owners who want to attend and also vote in person at the Annual Meeting will need to obtain a legal proxy, in PDF or Image (gif, jpg, or png) file format, from the organization that holds their shares giving them the right to vote their shares in person at the Annual Meeting and by presenting it with their online ballot during the meeting.
Beneficial Owners. If you are the beneficial owner of your shares (that is, you hold your shares in “street name” through an intermediary such as a broker, bank or other nominee), you will receive instructions from your broker, bank or other nominee as to how to vote your shares or submit instructions to vote your shares.
You should instruct your broker, bank or other nominee how to vote your shares by following the directions provided by your broker, bank or other nominee. Please follow the instructions provided by your broker, bank or other nominee. If you return your voting instruction form by mail, please ensure you leave enough time for your voting instruction form to be received by the deadline provided by your broker, bank or other nominee.
9.	What if I receive more than one proxy or set of proxy materials?
If your shares are held in more than one account, you may receive more than one proxy card or set of proxy materials, and in that case, you can and are urged to vote all of your shares of Company common stock by signing, dating and returning any and all proxy cards and/or voting instruction forms you receive. If you choose to vote by telephone or via the Internet, please vote once for each proxy card and/or voting instruction form you receive to ensure that all of your shares are voted. Only your latest dated proxy for each account will count.
10.	Can I revoke my proxy or change my vote?
Yes.
Shareholders of Record. A shareholder of record who has properly executed and delivered a proxy may revoke such proxy at any time before the Annual Meeting in any of the following four ways:
•	Timely date, sign and return a new proxy card bearing a later date;
•	Vote on a later date by using the telephone or Internet;

•	Deliver a written notice to our Secretary prior to the Annual Meeting by any means, including facsimile, stating that your proxy is revoked; or
•	Attend the virtual Annual Meeting and vote in person during the meeting.
Beneficial Owners. If your shares are held of record by a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your nominee in accordance with your nominee’s procedures.
11.	Will my shares be voted if I do nothing?
No. If your shares are registered in your name, you must sign and return a proxy card in order for your shares to be voted, unless you vote via telephone or the Internet or vote in person during the virtual Annual Meeting.
If your shares are held in “street name” (that is, held for your account by a broker, bank or other nominee) and you do not instruct your broker, bank or other nominee how to vote your shares, then, your broker, bank or other nominee will not have discretionary authority to vote your shares on Proposal 1 (election of directors) or Proposal 2 (advisory vote to approve executive compensation). Brokers will have discretionary authority to vote your shares on Proposal 3 (the ratification of our independent registered public accounting firm) which is considered a “routine” matter. We strongly encourage you to instruct your broker, bank or other nominee to vote your shares by following the instructions provided on the voting instruction form you receive from your broker, bank or other nominee.
YOUR VOTE IS VERY IMPORTANT. To assure that your shares are represented at the Annual Meeting, we urge you to date, sign and return the enclosed proxy card in the postage-paid envelope provided, or vote by telephone or the Internet as instructed on the proxy card, whether or not you plan to attend the virtual Annual Meeting. You can revoke your proxy at any time before the Annual Meeting. If your broker, bank or other nominee is the holder of record of your shares (i.e., your shares are held in “street name”), you will receive voting instructions from your broker, bank or other nominee. You must follow these instructions in order for your shares to be voted. Your broker, bank or other nominee is required to vote those shares in accordance with your instructions. We urge you to vote your shares FOR the Board’s nominees (Proposal 1), FOR the advisory vote to approve executive compensation (Proposal 2), and FOR the ratification of our independent registered public accounting firm (Proposal 3).
12.	What constitutes a quorum?
A quorum must be present to transact business at the Annual Meeting. For the purposes of the Annual Meeting, the holders of a majority of the issued and outstanding shares of the Company’s common stock entitled to vote at a meeting of shareholders, virtually present in person or represented by proxy at the Annual Meeting will constitute a quorum for the transaction of business.
Votes cast virtually in person or by proxy, abstentions and broker non-votes will be considered in the determination of whether a quorum is present at the Annual Meeting. In the absence of a quorum, the chair of the Board or any officer entitled to preside at the Annual Meeting will have the power to adjourn the meeting.

13.	What vote is required to approve each matter, and how are the voting results determined?
Item	Description	Vote Required	Abstentions and Broker Discretionary Voting	Page
1	Election of nine directors	Directors will be elected by a majority of the votes cast by the shares entitled to vote on the election.	Under New York Stock Exchange rules, the matter is considered non-routine so brokers will not have discretion to vote upon the matter in the absence of instructions from the beneficial owner. Abstentions and broker non-votes will have no effect on the outcome of this proposal.	6

2	Advisory vote to approve Executive Compensation	Votes cast FOR by the holders of shares represented at the meeting and entitled to vote on the matter must exceed the votes cast AGAINST	Under New York Stock Exchange rules, the matter is considered non-routine so brokers will not have discretion to vote upon the matter in the absence of instructions from the beneficial owner. Abstentions and broker non-votes will have no effect on the outcome of this proposal.	44

3	Ratification of the Independent Registered Public Accounting Firm	Votes cast FOR by the holders of shares represented at the meeting and entitled to vote on the matter must exceed the votes cast AGAINST	Under New York Stock Exchange rules, the matter is considered routine so brokers will have discretion to vote upon the matter in the absence of instructions from the beneficial owner. Therefore, we do not expect any broker non-votes.	52
Under our governance documents, in the event an incumbent director fails to receive a majority of the votes cast, the incumbent director must promptly tender his or her resignation to the Board. The Nominating and Corporate Governance Committee of the Board will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board, taking into account the recommendation of the Nominating and Corporate Governance Committee, will determine whether to accept or reject such resignation, or what other action should be taken, within 100 days from the date of the certification of election results.
14.	How do I find out the results of the vote?
The voting results of the Annual Meeting will be published no later than four business days after the Annual Meeting on a Current Report on Form 8-K filed with the SEC. You can access our Current Reports on Form 8-K and the other reports we file with the SEC at our website at https://mimedx.gcs-web.com or at the SEC’s website at www.sec.gov. The information provided on these websites is for informational purposes only and is not incorporated by reference into this Proxy Statement.
15.	Am I entitled to appraisal or dissenters’ rights with respect to any proposal presented in this Proxy Statement?
No. Under applicable law, shareholders are not entitled to appraisal or dissenters’ rights with respect to matters to be acted upon at the Annual Meeting.
16.	Whom should I call with questions about the Annual Meeting?
If you have any question or need any assistance in voting your shares, please contact the Company’s Head of Investor Relations: Matt Notarianni at 470-304-7291 or mnotarianni@mimedx.com or Broadridge at 844-986-0822 (U.S.) or 303-562-9032 (International).

PROPOSAL 1—ELECTION OF NINE DIRECTORS
The Board has nominated M. Kathleen Behrens, Ph.D., Joseph H. Capper, James L. Bierman, William A. Hawkins, III, Cato T. Laurencin, M.D., K. Todd Newton, Tiffany Olson, Dorothy Puhy, and Martin P. Sutter, to be elected as directors at the Annual Meeting for a term expiring at the 2025 annual meeting of shareholders, and in each case until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal.
Each nominee was recommended by the Board’s Nominating and Governance Committee for re-election and has agreed to serve, if elected. Although we do not know of any reason why any of the nominees might become unavailable to serve, if that should happen, the Board may recommend a substitute nominee. Shares represented by proxies will be voted for any substitute designated by the Board. Please see the biographies below for Dr. Behrens, Mr. Capper, Mr. Bierman, Mr. Hawkins, Dr. Laurencin, Mr. Newton, Ms. Olson, Ms. Puhy, and Mr. Sutter which include a description of their respective qualifications, experience, attributes, and skills.
M. Kathleen Behrens, Ph.D., 71. Dr. Behrens has worked as an independent life sciences consultant and investor since December 2009. Dr. Behrens served as the Co-Founder, President and Chief Executive Officer, and as a director, of the KEW Group Inc., a private oncology services company, from January 2012 until June 2014. Earlier in her career, Dr. Behrens served as a general partner for selected venture funds for RS Investments, a mutual fund firm, from 1996 until December 2009. While Dr. Behrens worked at RS Investments, from 1996 to 2002, she served as a managing director at the firm and, from 2003 to December 2009, she served as a consultant to the firm. During that time, Dr. Behrens also served as a member of the President’s Council of Advisors on Science and Technology (PCAST) from 2001 to 2009 and as chairwoman of PCAST’s Subcommittee on Personalized Medicine, as well as the President, director and chairwoman of the National Venture Capital Association, an organization that advocates for public policy that supports the American entrepreneurial ecosystem, from 1993 until 2000. Prior to that, she served as a general partner and managing director for Robertson Stephens & Co., an investment company, from 1983 through 1996. Dr. Behrens has served as a member of the board of directors of each of Sarepta Therapeutics, Inc. (Nasdaq: SRPT), a medical research and drug development company, since March 2009 (Chairwoman of the Board since April 2015) and IGM Biosciences, Inc. (Nasdaq: IGMS), a clinical stage biotechnology company focused on creating and developing IgM antibodies, since January 2019. She served as a director of Amylin Pharmaceuticals, Inc. (formerly Nasdaq: AMLN), a biopharmaceutical company, from 2009 until its sale in 2012 to Bristol-Myers Squibb Co. Prior to that, she served on the board of directors of Abgenix, Inc. (formerly Nasdaq: ABGX), a biopharmaceutical company, from 2001 until the company was sold to Amgen, Inc. in 2006. From 1997 to 2005, Dr. Behrens was a director of Science, Technology and Economic Policy for the National Research Council. Dr. Behrens was also a Co-Founder of the Coalition for 21st Century Medicine, a trade association for new generation diagnostics companies. Dr. Behrens holds a B.S. in biology and a Ph.D. in microbiology from the University of California, Davis. Dr. Behrens has served on the Board since June 2019 and was nominated as a director because of her substantial experience in the financial services and biotechnology sectors, as well as in healthcare policy.
Joseph H. Capper, 60. Mr. Capper joined the Company as its Chief Executive Officer and member of the Board in January 2024. Mr. Capper has nearly 30 years of MedTech and Life Sciences experience. He was most recently the CEO of BioTelemetry, Inc. from 2010 to 2021 and prior to joining BioTelemetry, Mr. Capper served as President and CEO of both Home Diagnostics and CCS Medical. Mr. Capper brings with him a wealth of commercial experience, having held several leadership roles earlier in his career during the decade he spent with Bayer AG. Additionally, Mr. Capper was an officer in the U.S. Navy serving with distinction as a naval aviator. Mr. Capper has served on the board of directors of Neuronetics, Inc. since January 1, 2024. He received his undergraduate degree in Accounting from West Chester University and MBA in International Finance from George Washington University. Mr. Capper was nominated to serve as a director because of his executive experience with companies in the medical technology industry as well as his position as the Company’s Chief Executive Officer.
James L. Bierman, 71. Mr. Bierman served as President and Chief Executive Officer, and as a member of the board of directors, of Owens & Minor, Inc. (NYSE: OMI), a Fortune 500 company and a leading distributor of medical and surgical supplies, from September 2014 to June 2015. Previously, he served in various other senior roles at Owens & Minor, including President and Chief Operating Officer from August 2013 to September 2014, Executive Vice President and Chief Operating Officer from March 2012 to August 2013, Executive Vice President and Chief Financial Officer from April 2011 to March 2012, and Senior Vice President and Chief Financial Officer from June 2007 to April 2011. Earlier in his career, Mr. Bierman served as Executive Vice President and Chief Financial Officer at Quintiles Transnational Corp. (formerly Nasdaq: QTRN). Quintiles was a market leader in providing product development and commercialization solutions to the pharmaceutical, biotech, and medical device industries. Before joining Quintiles, Mr. Bierman was a partner with Arthur Andersen LLP from 1988 to 1998. Mr. Bierman currently serves on the board of directors of Tenet Healthcare Corporation (NYSE: THC), a Fortune 500 company and a diversified healthcare services company operating more than 600 facilities, acute care hospitals and outpatient centers, throughout the United States, and Novan, Inc. (Nasdaq: NOVN). Novan, Inc. is a medical dermatology company primarily focused on researching, developing, and commercializing innovative therapeutic products for skin diseases. During his tenure as a director the company has both acquired its dermatology platform and has submitted its first New Drug Application (NDA) to the US Food and Drug Administration (FDA) seeking marketing approval for berdazimer gel, 10.3% (SB206) for the topical treatment of molluscum contagiosum. Mr. Bierman recently served as an independent director of KL Acquisition Corp. (formerly Nasdaq:KLAQU), where he was chairman of the board’s audit committee. He was appointed to the board in January 2021. The company was an incorporated blank check company (SPAC) whose business purpose was to effect a merger or similar business combination with one or more businesses or entities. An initial public offering was completed in January 2021, raising in excess of $250 million. The company did not consummate an initial business combination, and on December 16, 2022, notified Nasdaq of its intent to redeem, liquidate and dissolve. It filed the forms necessary to delist the company’s securities and allow the company to unwind and redeem all of its outstanding public shares prior to December 30, 2022. Mr. Bierman previously served as Lead Independent Director on the board of directors of Team Health Holdings, Inc. (formerly NYSE: TMH). Team Health is one of the largest suppliers of outsourced healthcare professional staffing and administrative services to hospitals and other healthcare providers in the United States. Mr. Bierman earned his B.A. from Dickinson College and his M.B.A. at Cornell University’s Johnson Graduate School of Management. Mr. Bierman has served on the Board since June 2019 and was nominated as a director because of his substantial operational and financial experience in the healthcare sector.
William A. Hawkins, III, 70. Mr. Hawkins serves as a Senior Advisor to EW Healthcare Partners, a healthcare focused growth equity firm. Mr. Hawkins is the former Chairman and CEO of Medtronic, Inc., a global leader in medical technology. He was at Medtronic from 2002 until 2011. After retiring from Medtronic, he served as President and Chief Executive Officer of Immucor, Inc., a private equity backed global leader in transfusion and transplant medicine from October 2011 to July 2015. From 1998 to 2001 Mr. Hawkins served as President and Chief Executive Officer of Novoste Corporation (Nasdaq: NOVST), an interventional cardiology company. Prior to that, Mr. Hawkins served in a variety of senior roles at American Home Products, a consumer, pharma and medical device company, Johnson & Johnson, a healthcare company, Guidant Corporation, a medical products company, and Eli Lilly and Company, a global pharmaceutical company. Mr. Hawkins also serves as a director of Biogen Inc. (Nasdaq: BIIB), a biopharmaceutical company; as Chairman of Bioventus Inc. (Nasdaq: BVS), a global leader of innovations for active healing; and Cirtec, Virtue Labs, Immucor, Inc., and Baebies, Inc., all of which are life science companies. He previously served on the board of Thoratec Corporation and Avanos (NYSE:AVNS). Mr. Hawkins is a member of the executive committee of the Duke University Board of Trustees and is Chair of the Duke University Health System. Mr. Hawkins was elected as a member of the AIMBE College of Fellows and the National Academy of Engineering. He has a dual B.S.E.E. degree in Electrical and Biomedical Engineering from Duke University and a M.B.A. from the University of Virginia’s Darden School of Business. Mr. Hawkins has served on the Board since July 2020 and was nominated to serve as a director because of his significant leadership experience as a chief executive officer, significant knowledge of, and experience in, the healthcare industry and significant international experience. He also has extensive governance and public company board experience. He was originally appointed to serve as a nominee of the EW Purchaser.
Cato T. Laurencin, M.D., 65. Dr. Laurencin currently serves on the board of directors of Alkermes plc (Nasdaq: ALKS), a global biopharmaceutical company that seeks to develop innovative medicines in the field of neuroscience. He also currently serves as the Albert and Wilda Van Dusen Distinguished Endowed Professor of Orthopaedic Surgery at the University of Connecticut, and is one of two designated University Professors at the school. He is also a materials scientist and engineer and is Professor of Materials Science and Engineering, Professor of Chemical and Biomolecular Engineering, and Professor of Biomedical Engineering at the University of Connecticut. He has been a professor at the University of Connecticut since 2008. He is the Chief Executive Officer of The Cato T. Laurencin Institute at the University of Connecticut, named in his honor. Previously, he served as the Chief Executive Officer of the Connecticut Convergence Institute for Translation in Regenerative Engineering, as Vice President for Health Affairs at the University of Connecticut Health Center and Dean of the University of Connecticut School of Medicine. From 2003 until 2008, Dr. Laurencin was the Lillian T. Pratt Distinguished Professor and Chair of the Department of Orthopedic Surgery at the University of Virginia. Dr. Laurencin was also designated a University

Professor by the President of the University of Virginia. Prior to 2003, Dr. Laurencin held various positions of increasing responsibility at Drexel University, including the Helen I. Moorehead Distinguished Professor of Chemical Engineering, Vice Chairman of the Department of Orthopedic Surgery and Director of Shoulder Surgery, and at MCP-Hahnemann School of Medicine, where he served as Clinical Professor of Orthopedic Surgery, and Research Professor of Pharmacology and Physiology. An International Fellow in Biomaterials Science and Engineering, he received the Founders Award from the Society for Biomaterials. He is an elected member of the National Academy of Medicine, the National Academy of Engineering, the National Academy of Sciences, an elected fellow of the American Academy of Arts and Sciences and a fellow of the National Academy of Inventors. Dr. Laurencin is the recipient of the National Medal of Technology and Innovation, our nation’s highest honor for technological achievement. He has over 500 publications and patents. Dr. Laurencin received his B.S.E. degree in engineering from Princeton University, his Ph.D. in biochemical engineering and biotechnology from the Massachusetts Institute of Technology, and his M.D. from the Harvard Medical School where he graduated Magna Cum Laude. Dr. Laurencin has served on the Board since November 2020 and was nominated to serve as a director because of his experience as a practitioner and professor of orthopaedic surgery, and his experience in management leadership of large health systems, as well as his deep technical, research, and clinical experience.
K. Todd Newton, 61. Mr. Newton has served on the Board since June 2019 and was the interim Chief Executive Officer of MiMedx from September 2022 through January 2023. Mr. Newton has served as Chief Executive Officer of Restorix Health since February 2023 and has been a member of its board of directors since June 2021. Mr. Newton previously served as Chief Executive Officer and as a member of the board of directors of Apollo Endosurgery, Inc. (Nasdaq: APEN), a medical device company, from July 2014 until March 2021. Earlier in his career, Mr. Newton served as Executive Vice President, Chief Financial Officer and Chief Operating Officer at ArthroCare Corporation (formerly Nasdaq: ARTC), a medical device company, from 2009 to June 2014. Prior to that, Mr. Newton served in a number of executive officer roles, including President and Chief Executive Officer and as a director, at Synenco Energy, Inc., a Canadian oil sands company, from 2004 until 2008. Mr. Newton was a Partner at Deloitte & Touche LLP, a professional services network and accounting organization, from 1994 to 2004. Mr. Newton holds a B.B.A. in accounting from the University of Texas at San Antonio. Mr. Newton has served on the Board since June 2019 and was nominated as a director because of his significant experience in the medical device sector as well as strong executive leadership experience.
Tiffany Olson, 64. Ms. Olson currently serves as a board member for two other public companies, Telix Pharmaceuticals, a publicly traded biopharmaceutical company on the Australian Securities Exchange, and Castle Biosciences. She also serves on the board of Langham Logistics, a privately held growth-stage company. From July 2013 to October 2021, Ms. Olson served as President of Nuclear & Precision Health Solutions at Cardinal Health, Inc., a multinational health care services company. From 2011 to 2013, Ms. Olson served as President of NaviMed, a consulting firm focused exclusively on the healthcare industry. From 2009 to 2011, Ms. Olson served led Diagnostics at Eli Lilly and Company. From 2005 to 2008, Ms. Olson served as the CEO and President of Roche Diagnostics Corporation, where from 1997 to 2005 she held various roles of increasing responsibility. Ms. Olson holds an MBA from the University of St. Thomas, St. Paul, Minnesota, and a Bachelor of Science, Business degree from the University of Minnesota. Ms. Olson has served on the Board since March 2024 and was nominated as a director because of her executive and commercial experience in the healthcare industry.
Dorothy Puhy, 72. Ms. Puhy currently serves as a board member for Azenta, a publicly traded life sciences company, and is a member of its Audit Committee. She previously held board positions at Abiomed, Eaton Vance, Reebok, and other non-public companies. From 1994 until her retirement in 2019, she held several executive leadership positions, including CFO and EVP, COO of Dana-Farber Cancer Institute. Prior to Dana-Faber Cancer Institute, she served as EVP, CFO of New England Medical Center (now Tufts Medical Center). Ms. Puhy earned her Master of Business Administration from the Wharton School and received a Bachelor of Arts degree from the University of Pennsylvania. Ms. Puhy has served on the Board since March 2024 and was nominated as a director because of her executive and financial expertise and experience in the healthcare industry.
Martin P. Sutter, 69. Since 1985, Mr. Sutter has been the Co-Founder and a Managing Director of EW Healthcare Partners (previously known as Essex Woodlands Health Ventures), a healthcare-focused growth equity firm. Mr. Sutter has been directly involved with more than 30 of EW Healthcare Partners’ portfolio company investments. Educated in chemical engineering and finance, Mr. Sutter has more than 35 years of management experience in operations, marketing, finance and venture capital. Mr. Sutter holds a Bachelor of Science degree from Louisiana State University and a Master of Business Administration from the University of Houston. He currently serves on the Boards of Bioventus LLC and Prolacta Bioscience. He previously served on the boards of directors of the following EW Healthcare Partners’ portfolio investments: Abiomed, Inc. (acquired by Johnson & Johnson), ATS Medical (acquired by Medtronic, Inc.); BioForm Medical (acquired by Merz GmbH & Co KGaA); LifeCell (later acquired by Kinetic Concepts); St. Francis Medical (acquired by Kyphon, Inc./Medtronic, Inc.); Confluent Surgical (acquired by Tyco International/Covidien); and Rinat Neurosciences (acquired by Pfizer, Inc.). Mr. Sutter has served on the Board since July 2020 and was nominated as a director because of his in-depth knowledge of the medical device industry, his skills as an investor in developing medical device companies, his extensive board experience and his position as a representative of a large shareholder in our Company qualify him to serve as a member of our Board of Directors. He was originally appointed to serve as a nominee of the EW Purchaser.
Vote Required
The nine director nominees will be elected by a majority of the votes cast by the shares entitled to vote on the election of directors.
Under our governance documents, in the event an incumbent director fails to receive a majority of the votes cast, the incumbent director must promptly tender his or her resignation to the Board. The Nominating and Corporate Governance Committee of the Board will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board, taking into account the recommendation of the Nominating and Corporate Governance Committee, will determine whether to accept or reject such resignation, or what other action should be taken, within 100 days from the date of the certification of election results.
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF
DR. BEHRENS, MR. CAPPER, MR. BIERMAN, MR. HAWKINS, DR. LAURENCIN,
MR. NEWTON, MS. OLSON, MS. PUHY, AND MR. SUTTER.

BOARD OF DIRECTORS
Information Concerning Our Board of Directors
Set forth below is certain information regarding our current directors and director nominees as of April 22, 2024. There are no family relationships among any of our directors, director nominees, or executive officers.
Name	Age	Since	Tenure	Independent
M. Kathleen Behrens	71	2019	5	✔
Joseph H. Capper	60	2023	1
James L. Bierman	71	2019	5	✔
Phyllis I. Gardner	73	2021	3	✔
Michael J. Giuliani	69	2020	4	✔
William A. Hawkins, III	70	2020	4	✔
Cato T. Laurencin	65	2020	3	✔
K. Todd Newton	61	2019	5	✔
Tiffany Olson	64	2024	< 1	✔
Dorothy Puhy	71	2024	< 1	✔
Martin P. Sutter	69	2020	3	✔
Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
James L. Bierman*	K. Todd Newton*	Martin P. Sutter*
M. Kathleen Behrens	Michael Giuliani	M. Kathleen Behrens
Cato T. Laurencin	Martin P. Sutter	Phyllis Gardner
Ethics and Compliance Committee
William A. Hawkins, III*
Cato T. Laurencin
K. Todd Newton
* = Chair
Biographies of Other Current Directors, Not Seeking Re-Election at the Annual Meeting
Set forth below is certain information regarding our other current directors who are not seeking re-election at the Annual Meeting, including certain individual qualifications and skills of our directors that contribute to the effectiveness of the Board.
Phyllis Gardner, M.D., 73. Dr. Gardner has spent over 38 years in academia, medicine and industry. Dr. Gardner has served on the board of directors of several public and private companies, including Revance Therapeutics, Inc. from 2006 until 2019, Corium International, Inc. from November 2007 to December 2018, and Firebrick Inc. from 2020 to present. Dr. Gardner has also served as an advisor to investment firms Kyto Technology & Life Sciences, Inc. and Avestria Ventures Management, LLC. From June 1999 to July 2015, she served as an adjunct partner at a venture fund managed by Essex Woodlands Ventures, a venture capital firm that focused on the healthcare industry (and a predecessor to EW Healthcare Partners, a healthcare focused growth equity firm and holder of our Series B Preferred Stock). Additionally, Dr. Gardner has been a member of the Harvard Medical School Board of Fellows since April 2013 and is a scientific reviewer for the Cancer Prevention and Research Institute of Texas. She began her academic medical career at Stanford University, where she has held several positions including Senior Associate Dean for Education and Student Affairs and remains today as Professor of Medicine with tenure. From 1994 to 1998, she took a leave of absence from Stanford University to serve as Principal Scientist, Vice President of Research and Head of ALZA Technology Institute, a major drug delivery company. Dr. Gardner holds a B.S. from the University of Illinois and an M.D. from Harvard University, residency training at Massachusetts General Hospital and Stanford University, and fellowship training at Columbia University and University College London. Dr. Gardner has served on the Board since March 2021 and was nominated as a director because of her medical, healthcare and operating experience and significant experience serving as a director of other healthcare companies.

Michael J. Giuliani, M.D., 69. Since July 2016, Dr. Giuliani has been a consultant for several small pharmaceutical companies and has provided expert testimony for Mallinckrodt Pharmaceuticals. In addition to advising these companies, he volunteers his time and expertise to assist individuals or entities attempting to bring a pharmaceutical product forward from the pre-concept phase. From November 2007 to June 2016, Dr. Giuliani served as Vice President, Research and Development, for Mallinckrodt plc (formerly known as the Pharmaceuticals Division of Covidien) (NYSE: MNK), a developer, manufacturer, and distributor of specialty pharmaceutical products and therapies for autoimmune and rare diseases in the areas of neurology, rheumatology, nephrology, ophthalmology, and pulmonology; and immunotherapy and neonatal respiratory critical care. During his tenure, the Company obtained US Food & Drug Administration (“FDA”) approval for 16 new products. Prior to joining Covidien, he served as the Chief Medical Officer and Executive Vice President of Xanodyne Pharmaceuticals, an integrated specialty pharmaceutical company focused on women’s healthcare and pain management. Dr. Giuliani received his B.S. from Tulane University and his M.D. from Ohio State University. Dr. Giuliani has served on the Board since November 2020 and was nominated to serve as a director because of his extensive clinical and regulatory experience with multiple FDA divisions, and development, regulatory and manufacturing experience for complex biologic products.
EW Purchaser Board Nomination Rights
On July 2, 2020, in connection with the sale of the Company’s previously outstanding Series B Preferred Stock to Falcon Fund 2 Holding Company, L.P. (the “EW Purchaser”), an affiliate of EW Healthcare Partners, the Company agreed that, for so long as the EW Purchaser beneficially owns (i) at least 10% of the total number of outstanding shares of Company common stock (calculated on a fully-diluted basis), the EW Purchaser has the right to select two individuals that the Company must include among its nominees to serve on our Board and (ii) at least 5% but less than 10% of the total number of outstanding shares of Company common stock (calculated on a fully-diluted basis), the EW Purchaser has the right to select one individual that the Company must include among its nominees to serve on the Board (such designated directors, the “EW Nominees”). Martin P. Sutter and William A. Hawkins, III were appointed to our Board on July 2, 2020 pursuant to the EW Purchaser’s rights and are now the EW Nominees nominated for election at the Annual Meeting.
Director Independence
The Company’s common stock is listed on Nasdaq. Nasdaq requires that a majority of the Company’s directors be “independent directors,” as defined in Nasdaq Marketplace Rule 5605. Generally, a director does not qualify as an independent director if, among other reasons, the director (or in some cases, members of the director’s immediate family) has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company. The Board has affirmatively determined that ten of the Company’s eleven current directors are “independent directors” on the basis of Nasdaq’s standards and a review of each director’s responses to questionnaires asking about any material relationships or affiliations with us.
On September 4, 2020, the Company entered into a Stipulation and Agreement of Settlement to settle three shareholder derivative complaints against the Company consolidated on December 6, 2018 by the United States District Court for the Northern District of Georgia (Evans v. Petit, et al. filed September 25, 2018, Georgalas v. Petit, et al. filed September 27, 2018, and Roloson v. Petit, et al. filed October 22, 2018) (the “Settlement Agreement”). The Settlement Agreement imposes additional independence requirements on the Board. The additional independence requirements set forth in the Settlement Agreement provide that at least 75% of the Board shall be independent and a director will not be considered independent if such director (1) has a substantial personal or business relationship with any officer or director of the Company, including, but not limited to: (i) a relationship by blood, marriage, or adoption within three levels of removal or (ii) a partnership, joint venture, or similar business arrangement; (2) is (or within the last 10 calendar years has been) employed or paid to provide services as an executive officer of the Company or a business (private or public) of which an executive officer or director of the Company is (or within the last 10 calendar years was) an officer or director; (3) has been employed by the Company or by any of its direct or indirect subsidiaries in any capacity within the last five calendar years; (4) during the current calendar year or any of the three immediately preceding calendar years, has had any business relationship with the Company for which the Company has been required to make disclosure under Regulation S-K promulgated under the Securities Act of 1933, as amended, other than for service as a director or in connection with a relationship for which no more than de minimis remuneration was received in any one such year; (5) has beneficial ownership interest of 5% or more in an entity that has received remuneration, other than de minimis remuneration, from the Company, its subsidiaries, or affiliates in the preceding two years (other than in respect of its equity or debt securities holdings); or (6) is an employee, officer, or director of a not-for-profit entity that received contributions from the Company or the Company’s executive officers totaling a minimum of $100,000 or at least 1% of the entity’s total revenues (whichever is higher) in the preceding two years. The Board has determined that Drs. Behrens, Gardner, Giuliani, and Laurencin, and Messrs. Bierman, Hawkins, Newton, Sutter, and Ms. Olson and Puhy are “independent” under the enhanced standards of the stipulation.
Board Leadership Structure and Lead Director
The Board has been led by an independent Chair since July 2018. Pursuant to the Bylaws, the Chair of the Board must be a non-employee who is an “independent director” as defined by Rule 5605 of the Nasdaq Listing Rules. Dr. Behrens was appointed Chair of the Board following her election in June 2019 and currently serves in that role. The Board does not currently have a lead independent director since the Chair is independent.
The Company believes that the current separation of the CEO and Chair of the Board provides a more effective monitoring and objective evaluation of management and is appropriate given the characteristics and current circumstances of the Company.
Board Risk Oversight
The Board as a whole is responsible for overseeing the Company’s risk exposure as part of determining a business strategy that generates long-term shareholder value. Each of the Board’s standing committees focuses on risk areas associated with its area of responsibility. The Board believes its leadership structure discussed above supports a risk oversight function that enhances a unified leadership through a single person and allows for effective input from our independent Board members, all of whom are fully engaged in Board deliberations and decisions. The Board and its committee members communicate and interact with senior management at Board and committee meetings and on an ad hoc basis outside meetings on a frequent basis.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines that provide a framework for fulfillment of the Board’s corporate governance duties and responsibilities, taking into consideration certain corporate governance best practices, recent developments and applicable laws and regulations. The Corporate Governance Guidelines address a number of matters applicable to directors, including director independence requirements, share ownership guidelines, Board responsibilities, Board and committee service limitations, and meetings of non-management directors. The Corporate Governance Guidelines were amended in July 2021 following amendments to our Articles of Incorporation that provided for declassification of the Board over time and reduction in the share ownership threshold required to call a special meeting of shareholders, and an amendment to our Bylaws to provide for proxy access, as described below. Our Corporate Governance Guidelines are available on the Investor Relations section of our website, under the heading “Corporate Governance.”
Proxy Access
The Company’s Bylaws to provide for proxy access, which allows a shareholder or group of up to 20 shareholders (such shareholder or shareholder group, an “Eligible Shareholder”) that has maintained continuous qualifying ownership of at least 3% of the issued and outstanding Company common stock for at least the previous three years is permitted to nominate and include up to a specified number of proxy access nominees in the Company’s proxy materials for its annual meeting of shareholders provided that the Eligible Shareholder and proxy access nominee(s) satisfy the requirements of the Bylaws. The maximum number of proxy access nominees that the Company will be required to include in its proxy materials in any year will not exceed the greater of (i) two (2) or (ii) 20% of the directors in office on the last day on which a nomination could be submitted (rounded down to the nearest whole number). Each Eligible Shareholder seeking to include a proxy access nominee in the Company’s proxy materials will be required to provide certain information to the Company specified in the Bylaws.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, a copy of which is on our website at https://mimedx.gcs-web.com/corporate-governance/highlights. Any amendments to or waivers of the Code of Business Conduct and Ethics that require disclosure under applicable law or listing standards will be disclosed on our website at www.mimedx.com.
Committees of the Board and Number of Meetings
During the year ended December 31, 2023, there were five meetings of the Board. In addition to single purpose committees established from time to time to assist the Board with particular tasks, the Board has the following standing committees: an Audit Committee; a Compensation Committee; a Nominating and Corporate Governance Committee; and an Ethics & Compliance Committee. In 2023, each incumbent director attended 100% of the aggregate of all meetings of the Board held while he or she was a director and any committees on which that director served. Although we do not have a formal policy, we strongly encourage each of our directors to attend our annual meetings of shareholders. All of our current directors attended the Company’s 2023 annual meeting of shareholders.
Audit Committee
The following directors serve on the Audit Committee: James L. Bierman (Chair), Dr. M. Kathleen Behrens, and Dr. Cato T. Laurencin, each of whom satisfies both Nasdaq’s and the SEC’s independence standards for audit committee members. The Board has determined Mr. Bierman and Dr. Behrens are each an “audit committee financial expert” as that term is defined by the SEC in Item 407(d)(5)(ii) of Regulation S-K. The Audit Committee held six meetings during the year ended December 31, 2023.
The current charter for the Audit Committee is posted on the Company’s website at https://mimedx.gcs-web.com/corporate-governance/highlights.
The Audit Committee’s charter requires that it be comprised of not less than three members of the Board, each of whom must, as determined by the Board, (a) meet the independence and experience requirements under the rules and regulations of the SEC and the rules and regulations, as applicable, of the Nasdaq Stock Market; (b) not have participated in the preparation of financial statements of the Company or any current subsidiary of the Company at any time during the past three years; (c) be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement; and (d) be free of any relationship that, in the opinion of the Board, would interfere with the member’s independent judgment. The Company’s Corporate Governance Guidelines require that at least two members of the Audit Committee have a financial background that would qualify each of them as an “audit committee financial expert” as that term is defined by in Item 407(d)(5)(ii) of Regulation S-K.
The primary purpose of the Audit Committee is to assist the Board in its duty to oversee the Company’s accounting and financial reporting processes, and the audits of the Company’s financial statements, and the Company’s internal controls over financial reporting.
The Audit Committee’s charter requires that it, among other things:
•
oversee and monitor the activities of Company management, independent registered public accounting firm and internal audit function with respect to the Company’s accounting and financial reporting processes;

•
take reasonable steps to confirm the integrity, accuracy, completeness, and timeliness of the Company’s financial statements and related public filings and disclosures, including reviewing and discussing with management, the Company’s independent auditors and internal audit function, the Company’s annual audited financial statements, quarterly financial statements, any Company financial statements contained in other periodic reports filed with the SEC, and any earnings press releases as well as financial information and earnings guidance provided to analysts and rating agencies;

•
review and discuss with the Company’s independent auditors the Company’s audit findings and discuss with the independent auditors those matters required to be discussed by applicable requirements as may be imposed by the Public Company Accounting Oversight Board (“PCAOB”);

•
take responsibility for the appointment, compensation, retention and oversight of the work of any public accounting firm engaged for the purpose of preparing or issuing audit reports or performing other audit, review or attest services and ensure that each such registered public accounting firm reports directly to the Audit Committee;

•	recommend to the Board policies for the Company’s hiring of employees or former employees of the independent registered public accounting firm;
•	establish policies and procedures for the engagement of the independent auditors to provide permitted non-audit services;
•
review with the Company’s independent auditors, internal auditors, and management the adequacy of the Company’s internal financial controls and reporting systems, including, but not limited to, those related to inventory control and revenue recognition;

•
review and discuss with management and the Company’s independent auditors (1) all critical accounting policies and practices to be used in the audit, including, but not limited to, those related to inventory control and revenue recognition; (2) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of the use of such alternative treatments and the treatment preferred by the independent auditors; and (3) other material written communications between the independent auditors and management;

•	provide, as part of any proxy statement filed pursuant to SEC regulations, any Audit Committee report required by SEC regulations;
•	establish procedures for the receipt, retention and treatment of complaints or concerns received by the Company regarding accounting, internal controls or auditing matters;
•
review and pre-approve related party transactions with reporting persons specified in Section 16 of the Exchange Act for potential conflicts of interest and review and approve related party transactions; and

•
conduct an annual review of the Audit Committee’s performance, annually review and reassess the adequacy of the Audit Committee charter and make recommendations to the Board with respect and changes to the Audit Committee charter.

In fulfilling its duties in 2023, the Audit Committee met with management periodically to consider the adequacy of the Company’s internal control over financial reporting and management’s efforts to remediate the material weaknesses and significant deficiencies in internal control previously reported publicly by the Company.
The Audit Committee is authorized to delegate responsibilities to subcommittees or the Chair of the Audit Committee as necessary or appropriate.
Compensation Committee
The following directors serve on the Compensation Committee: K. Todd Newton (Chair), Martin P. Sutter, and Dr. Michael Giuliani, each of whom satisfies both Nasdaq’s and the SEC’s independence standards for compensation committee members. The Compensation Committee held seven meetings during the year ended December 31, 2023.
The current charter for the Compensation Committee is posted on the Company’s website at https://mimedx.gcs-web.com/corporate-governance/highlights. The Compensation Committee must be comprised of at least three directors, each of whom must be independent.
The primary purpose of the Compensation Committee is to assist the Board in discharging its responsibilities relating to the compensation of the Company’s executive officers. The Compensation Committee has overall responsibility for evaluating and approving the Company’s equity compensation plans, policies and programs for all levels within the Company, and certain other compensation programs, including for the named executive officers (the “NEOs”) identified in the Compensation Discussion and Analysis (“CD&A”) section below.
The Compensation Committee’s charter requires that it, among other things:
•
annually review and determine the annual compensation, including amounts and terms of base salary, bonus, incentive compensation, perquisites and all other compensation for the Company’s executive officers, and recommend their annual compensation for approval by the Board;

•	annually evaluate the performance of the Company’s Chief Executive Officer;
•	annually, review and determine the compliance of the Company’s executive officers with the stock ownership guidelines applicable to them and report such compliance to the Board;
•	prepare an annual Compensation Committee report as required by SEC rules to be included in the Company’s proxy statement or annual report on Form 10-K;
•	annually review executive compensation strategies and equity programs, and supplemental executive benefits programs (if any) not provided to all eligible employees generally
•	recommend to the Board the compensation for directors (including retainer, committee and committee chair fees, stock incentive awards, and other similar items, as appropriate);
•
review, and recommend to the Board that it approve, employment agreements, severance arrangements, and change in control agreements and provisions, as well as any related special supplemental benefits, for the executive officers;

•	review and make recommendations to the Board with respect to the adoption and amendment of equity-based plans, and establish criteria for the terms of awards granted to participants under such plans.
•	review and approve proposed equity grants for all participants other than executive officers, and review and recommend for approval by the Board proposed equity grants for executive officers;
•
review and recommend for approval by the Board incentive-based cash compensation plans for the CEO, executive officers and other executives reporting directly to the CEO. Establish criteria for the terms and measurements of incentives earned under such plans;

•	oversee management’s efforts to monitor and improve the engagement of the Company’s human resources;
•
review the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking, to review and discuss at least annually the relationship between risk management policies and practices and compensation, and to evaluate compensation policies and practices that could mitigate any such risk;

•	annually receive and review reports of the Ethics and Compliance Committee, including with respect to the Chief Executive Officer, Chief Financial Officer, and the Chief Compliance Officer;
•
review, adopt and amend compensation recoupment policies, related agreements, and other policies and procedures, including with respect to termination of officers who participate in violations of law or disregard supervisory responsibilities with respect thereto;

•
oversee the Company’s compliance with SEC rules and regulations regarding shareholder approval of executive compensation matters and the disclosure of compensation related actions, including advisory votes on executive compensation and the frequency of such votes, and consider the results of such votes; and

•	review and recommend to the Board the appointment or removal, including severance arrangements, of each officer of the Company within the meaning of Section 16 of the Exchange Act.
The Compensation Committee is authorized to delegate responsibilities to subcommittees of the Compensation Committee as necessary or appropriate.
Nominating and Corporate Governance Committee
The following directors serve on the Nominating and Corporate Governance Committee: Martin P. Sutter (Chair), Dr. M. Kathleen Behrens, and Dr. Phyllis Gardner, each of whom satisfies Nasdaq’s independence standards. The Nominating and Corporate Governance Committee held four meetings during the year ended December 31, 2023.
The current charter for the Nominating and Corporate Governance Committee is posted on our website at https://mimedx.gcs-web.com/corporate-governance/highlights. The Nominating and Corporate Governance Committee must be comprised of at least two directors, each of whom must be independent.
The primary purposes of the Nominating and Corporate Governance Committee are to make recommendations to the Board concerning the composition and structure of the Board, identify individuals qualified to become Board members, recommend to the Board the director nominees for the next annual meeting of shareholders and in the event of any vacancies on the Board, develop and recommend to the Board a set of corporate governance principles applicable to the Company.
The Nominating and Corporate Governance Committee’s charter requires that it, among other things:
•
annually present to the Board a list of individuals who meet the criteria for Board membership, recommend such individuals for nomination for election to the Board at the annual meeting of shareholders and consider suggestions received from shareholders regarding director nominees in accordance with any procedures adopted from time to time by the Nominating and Corporate Governance Committee and pursuant to the Corporate Governance Guidelines;

•
evaluate and report to the Board on the performance and effectiveness of the Board to facilitate the directors fulfilling their responsibilities in a manner that serves the interests of the Company’s shareholders including an assessment of the Board’s compliance with general corporate governance guidelines and identification of areas in which the Board could improve its performance;

•	review shareholder proposals relating to corporate governance and other matters and recommend to the Board the Company’s response to such proposals, as required or advisable;
•	consider and recommend to the Board the optimum size, classifications, terms of office of nominees, members and criteria for Board and committee membership;
•	recommend the functions of the various committees of the Board, the members of the committees and the chairs of the committees;
•
annually conduct a review of the Nominating and Corporate Governance Committee’s performance and annually review the self-evaluations by the other committees of the Board and report to the Board on the conclusions reached with respect to the performance of the other committees of the Board;

•	recommend the functions of the various committees or subcommittees of the Board, the members of the committees or subcommittees, and the chairpersons of the committees or subcommittees;

•	assist the full Board in determining the independence of its members and nominees at least annually;
•	review and make recommendations to the Board concerning the adoption of corporate governance policies and principles for the Company;
•	review and recommend to the Board proposed changes to the Company’s Articles and Bylaws, as required or advisable;
•	ensure compliance with and routinely review and update the Corporate Governance Guidelines;
•	make recommendations to the Board concerning orientation, training, and continuing education of members of the Board and various committees or subcommittees of the Board; and
•
annually, at the Nominating Committee’s meeting coincident with the Company’s annual meeting of shareholders, review and determine the compliance of the Company’s directors with the Stock Ownership Guidelines applicable to directors, and report such compliance to the full Board.

The Nominating and Corporate Governance Committee is authorized to delegate responsibilities to subcommittees of the Nominating and Corporate Governance Committee as necessary or appropriate.
Ethics and Compliance Committee
The following directors serve on the Ethics and Compliance Committee: William A. Hawkins (Chair), Dr. Cato T. Laurencin, and K. Todd Newton. Each of the Committee members meets the independence requirements of the Nasdaq rules for independence. The Ethics and Compliance Committee held four meetings during the year ended December 31, 2023.
The current charter for the Ethics and Compliance Committee is posted on our website at https://mimedx.gcs-web.com/corporate-governance/highlights. The Ethics and Compliance Committee is required to be comprised of at least three directors, all of whom must be independent, and at least one of whom must have a substantial compliance background.
The principal role of the Ethics and Compliance Committee is to assist the Board in its duty to oversee the Company’s establishment and management of its corporate ethics and compliance program. In establishing this Ethics and Compliance Committee, the Board recognizes that healthcare fraud and abuse laws and regulations are complex and subject to evolving interpretation and enforcement discretion, which may affect the Company’s ability to operate. The Ethics and Compliance Committee’s charter requires that it, among other things:
•
oversee and monitor the activities of Company management and pertinent outside consultants, including distributors of the Company’s products, with respect to the Company’s establishment and management of its corporate ethics and compliance program;

•	oversee the efforts of the Chief Compliance Officer, including:
○	approve of decisions regarding the appointment and removal of the Chief Compliance Officer;
○	review the budget, resource plan and organizational structure of the Compliance function;
○
review the Company’s efforts that demonstrate the Company’s commitment to the elements of an effective ethics and compliance program as initially outlined in the Federal Sentencing Guidelines for Organizations and refined over time; and

○	review the performance of the Chief Compliance Officer and concur with any changes to his or her compensation;
•
receive reports and complaints regarding officers and directors, oversee investigations into any such reports, and present findings and recommendations regarding any appropriate disciplinary or other remedial actions to the Board;

•	assess on an annual basis regarding certain executive officer’s contribution to the Company’s culture of ethics and compliance with applicable laws, rules, and regulations;
•	review any pre-approval requests for waivers of compliance with the Company’s Code of Conduct; and
•	conduct an annual review of the Committee’s performance.

The Ethics and Compliance Committee is authorized to delegate responsibilities to subcommittees of the Ethics and Compliance Committee as necessary or appropriate.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our Board of Directors. Our Compensation Committee is comprised of K. Todd Newton (Chair) (who joined the committee in 2023), Martin P. Sutter, and Dr. Michael Giuliani. Mr. Bierman left the Compensation Committee in February 2023.
Evaluation of Director Candidates
The Nominating and Corporate Governance Committee seeks to recommend qualified individuals to become members of the Board, and takes into consideration such factors as it deems appropriate based on current needs. The Board considers many factors when evaluating the suitability of, and selecting, individual director nominees, including, but not limited to, the following criteria applicable to all director nominees: (i) a commitment to the Company’s basic beliefs as set forth in the Company’s Code of Business Conduct and Ethics; (ii) integrity, intelligence and strength of character; (iii) reputations, both personal and professional, consistent with the image and reputation of the Company; (iv) strong leadership skills; (v) the ability to exercise sound business judgment; (vi) relevant expertise and experience, including educational or professional backgrounds, and an ability to offer advice and guidance to management of the Company based on that expertise and experience; (vii) a general understanding of marketing, finance and other disciplines relevant to the success of a publicly-traded company in today’s business environment, (viii) relevant regulatory experience, (ix) independence and decision-making ability, (x) interpersonal skills, (xi) community activities and relationships, (xii) the interrelationship between the candidate’s experience and business background and other Board members’ experience and business background, and (xiii) a willingness to commit the necessary time and effort to attend and participate in Board meetings and related Board activities, and also to ensure an active Board whose members work well together. The Board composition is also subject to the requirements set forth in our Corporate Governance Guidelines.
Although the Nominating and Corporate Governance Committee has not established a specific policy for consideration of diversity in its nominating process, one of its goals is to foster diversity and inclusion on the Board.
Set forth below is information concerning the gender and demographic background of each of our current directors, as self-identified and reported by each director. This information is being provided in accordance with Nasdaq’s board diversity rules.
BOARD DIVERSITY MATRIX AS OF APRIL 22, 2024
Total Number of Directors	11
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	4	7	—	—
Part II: Demographic Background
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latin	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	4	6	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—

Procedures by which Security Holders May Nominate Individuals for Election to the Board
To nominate a person for election as a director at an annual meeting of shareholders, the Company’s Bylaws require that timely notice of the nomination in proper written form, including all required information as specified in the Bylaws, be mailed to the Secretary, at MiMedx Group, Inc., 1775 West Oak Commons Court, NE, Marietta, Georgia 30062. The Nominating and Corporate Governance Committee will consider for nomination candidates recommended by shareholders on the same basis as candidates recommended by members of the Board or other sources. Any proposed director candidate must satisfy the criteria for Board membership set forth in the charter of the Nominating and Corporate Governance Committee or otherwise approved by the Nominating and Corporate Governance Committee and the Board from time to time.
Shareholder Communications with the Board
Shareholders may communicate with the Board, or individual directors, by sending such communications in writing to: MiMedx Group, Inc., Board of Directors, c/o Secretary, 1775 West Oak Commons Court, NE, Marietta, Georgia 30062.
The Secretary will review each shareholder communication. The Secretary will forward to (i) the entire Board, (ii) the non-management members of the Board, if so addressed, or (iii) the members of a Board committee, if the communication relates to a subject matter clearly within that committee’s area of responsibility, each communication that (a) relates to the Company’s business or governance, (b) is not offensive and is legible in form and reasonably understandable in content and (c) does not merely relate to a personal grievance against the Company or a team member or further a personal interest not shared by other shareholders generally.
Environmental, Social and Governance (“ESG”) Initiatives
In an effort to deliver long-term value to all of our stakeholders, we incorporate environmental, social, and governance (“ESG”) objectives that are relevant to our business. These ESG objectives are informed by a combination of feedback from our stakeholders as well as leading ESG frameworks, such as the Sustainability Accounting Standards Board (“SASB”) Medical Equipment & Supplies standards, under the oversight of our Board of Directors.
Throughout 2023, the Company allocated resources to improve its ESG assessment and to provide greater transparency around relevant disclosures. In June 2023, we introduced a Sustainability webpage on our corporate website (https://www.mimedx.com/sustainability/) that describes many of these initiatives in more detail, including a section of disclosures aligned with the SASB Medical Equipment & Supplies healthcare industry standards. We regularly provide disclosure updates to the major ESG rating agencies, including ISS, MSCI, Sustainalytics, and Refinitiv.
We are committed to operating our business in a manner that protects the health, safety, and wellbeing of our employees, the communities in which we work, live and serve, other stakeholders, including patients who receive our products, as well as the environment and its natural resources. In October 2023, we formalized a Corporate Environment, Health, and Safety (“EHS”) Policy intended to address our health and safety risks and opportunities, and the environmental impacts of our activities and products.
We believe that complying with all applicable EHS laws and regulations is foundational to our ability to serve our patients while building our business and we are committed to establishing measurable goals and objectives to continuously improve our EHS programs, track company progress, and communicate the results.

EXECUTIVE OFFICERS
The following persons currently serve as our executive officers:
Joseph H. Capper, 60. Mr. Capper became the Company’s Chief Executive Officer in January 2023. The biography for Mr. Capper can be found under the heading “Proposal 1 – Election of Nine Directors” above.
Doug Rice, 58. Mr. Rice was appointed Chief Financial Officer in July 2023. From April 2015 to January 2023, Mr. Rice served as Chief Financial Officer of Orthofix Medical (NASDAQ: OFIX), a leading global spine and orthopedics company. Prior to Orthofix, Mr. Rice was also Chief Financial Officer at Vision Source, held several finance leadership roles, including at McAfee and Concentra, and started his career at PricewaterhouseCoopers. Mr. Rice is a Certified Public Accountant and received his BBA with honors and his MBA from Southern Methodist University.
William F. “Butch” Hulse IV, 50. Mr. Hulse was appointed General Counsel and Chief Administrative Officer in April 2022. He joined the Company as General Counsel and Secretary in December 2019. Prior to joining the Company, Mr. Hulse was a member of Dykema Gossett, PLLC, a national law firm since 2017, where he focused on representing life science companies. His practice included acting as outside general counsel for life sciences companies and advising such companies on a wide array of topics and industry specific matters. Prior thereto, he was with Acelity, LP, Inc. (formerly Kinetic Concepts, Inc.), a global medical technology company with leadership positions in advanced wound care, surgical solutions and regenerative medicine, from 2008 to 2017 in a variety of roles of increasing responsibility. From 2013 to 2017, he served as Acelity’s Chief Compliance Officer and Senior Vice President for Enterprise Risk Management, Quality, and Regulatory. Prior to that, he served as Division General Counsel for Acelity’s advanced wound care business unit and as Associate General Counsel for litigation and investigation matters as well as employment matters. Mr. Hulse holds a Bachelor of Arts from Angelo State University and a J.D. from the Baylor University School of Law.
Ricci S. Whitlow, 56. Ms. Whitlow was appointed Executive Vice President and Chief Operating Officer in January 2023. From September to December 2022, Ms. Whitlow provided strategic solutions for pharmaceutical and medical device companies as Principal of Whitlow Advisory Services LLC. Prior to that, Ms. Whitlow served as President, Clinical Supply Services of Catalent, Inc., from January 2020 to August 2022. Before this role, she was the Senior Vice President, Technical and Corporate Operations of Optinose, having joined that company as its Vice President, Technical Operations in 2017. Prior to her positions at Catalent and Optinose, Ms. Whitlow’s extensive career has included leadership roles at a number of MedTech companies, including LifeCell, Kinetic Concepts and Johnson & Johnson. Ms. Whitlow is a certified Six Sigma Green Belt, and holds a master’s degree in business administration from the TRIUM program of NYU Stern School of Business, London School of Economics, and HEC Paris, as well as a Bachelor of Science in Industrial Engineering from Texas A&M University.

RELATED PARTY TRANSACTIONS
The Company is required to disclose certain transactions by the Company in which “related persons”’ have a direct or indirect material interest and the amount involved exceeds $120,000 (a “Related Party Transaction”). Related persons include any director, nominee for director, executive officer of the Company, any immediate family members of such persons, and any persons known by the Company to be beneficial owners of more than 5% of the Company’s voting securities.
Under its charter, the Audit Committee is responsible for reviewing and approving all Related Party Transactions. In determining whether to approve a Related Party Transaction, the Audit Committee considers all relevant facts and circumstances available to it, such as:
•	whether the terms of the transaction are fair to the Company and at least as favorable to the Company as would apply if the transaction did not involve a related party;
•	whether there are demonstrable business reasons for the Company to enter into the transaction;
•	whether the transaction would impair the independence of an outside director; and
•
whether the transaction would present an improper conflict of interest for any director or executive officer, taking into account the size of the transaction, the direct or indirect nature of the related party’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Audit Committee deems relevant.

The Company maintains a written policy with respect to related party transactions. Based on information available to the Company and provided by the Company’s directors and executive officers, the Company does not believe that there have been any Related Party Transactions since January 1, 2023 that would be required to be disclosed as a Related Party Transaction pursuant to the applicable rules of the Securities and Exchange Commission and Nasdaq.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation philosophy and reviews the Company’s accomplishments and our compensation decisions for the following named executive officers (“NEOs”) for the fiscal year ended December 31, 2023:
•	Joseph H. Capper (Chief Executive Officer since January 2023);
•	Doug Rice (Chief Financial Officer since July 2023);
•	William F. “Butch” Hulse IV (General Counsel and Chief Administrative Officer since April 2022; joined the Company as General Counsel and Secretary in December 2019);
•	Ricci S. Whitlow (Executive Vice President and Chief Operating Officer since January 2023);
•	K. Todd Newton (former interim Chief Executive Officer from September 2022 to January 2023, and Board member since June 2019); and
•	Peter M. Carlson (former Chief Financial Officer from March 2020 until July 2023).
The Compensation Committee (the “Committee”) is responsible for evaluating and determining the compensation paid to the NEOs. All components of compensation for the NEOs are then recommended by the Committee to the Board for approval.
Summary Overview of 2023 Company Performance

In 2023 and early 2024, the Company’s financial performance was characterized by three major drivers, which combined to drive robust financial performance and significant profitability and free cash flow generation.
The first driver of these results was the Company’s exceptional commercial performance, resulting in net sales growth in 2023 of 20%. Sales grew across all of the Company’s sites-of-service, with solid contributions from new products in both the Wound and Surgical settings, favorable end market tailwinds in the private physician office setting as Medicare reimbursement scrutiny ramped up with numerous competitive products and the beginning of our commercial efforts for EPIFIX in Japan.
The second driver of the Company’s results was a strategic realignment of the business, which was announced in June of 2023, resulting in the disbanding of its Regenerative Medicine business unit and the associated research and development efforts of the knee osteoarthritis (“KOA”) product. This exercise refocused the Company on its healing solutions in the Wound and Surgical end markets and eliminated significant current and future cost commitments associated with the KOA program.

And finally, the Company’s results in 2023 have benefitted from the implementation of significant discipline around expenses and a focus on improving yield as we scale the business. Taken together, these measures resulted in the Company exiting 2023 with an Adjusted EBITDA1, margin of 24% for the fourth quarter of 2023 and 18% for the full year.
As we pursued each of these critical workstreams over the course of 2023, our focus was to strengthen the business for continued growth over the long term and to unlock shareholder value as we began improving profitability and cash flows. In the discussion below, we highlight many of these recent achievements in greater detail.
The compensation philosophy for our senior leadership, including our CEO, CFO and other accomplished executives with highly relevant experience and expertise in the MedTech space, is designed to ensure the Company achieves or exceeds the performance objectives for the business each year while continuing to make progress on the longer-term strategic objectives laid out for the business. These short- and long-term measures are built around driving top-line results, improving profitability and cash flows and continuing to innovate on our product pipeline in support of continued success in the marketplace into the future.
In early 2023, our commercial team continued to drive sales in Surgical settings with the two new products the Company launched in late-2022 and began to see improvements in sales in other sites-of-service, particularly the private physician office, as reimbursement-related behaviors began shifting as a result of increased Medicare scrutiny. These changes benefitted the Company, which offers its products in this site of care on the Medicare ASP list, offering a transparent pricing structure for its products in the channel. In late-2023, the Company again launched a new product, EPIEFFECT, which helped sustain robust sales growth in the fourth quarter of the year.
Operationally, the Company’s quality, operations and regulatory (“QOR”) group continued its focus on improving yield and scaling our manufacturing operations in support of our growth objectives, while also improving the gross margin profile of the business. Additionally, the QOR group successfully managed multiple regulatory inspections during the year from various governing bodies, including the U.S. Food and Drug Administration (“FDA”).
With the strategic realignment of the business taking place in mid-2023, the Company’s R&D organization was streamlined in order to focus on a product pipeline that we expect to support our continued growth in the Wound & Surgical end markets that we serve.
Finally, our general and administrative functions, which we began streamlining in late-2022, continued to see reductions in spend in support of improving the Company’s financial profile.
[1]	See “Reconciliation of Non-GAAP Measures” for a reconciliation of Adjusted EBITDA, located in Appendix A.

Highlights of our 2023 and early 2024 Business Activities
Discussion of 2023 Net Sales

Net Sales by Care Setting
$200,000
$150,000
$100,000
$50,000
$0
$000s
+15%
+24%
+41%
2022
2023
Hospital
Private Office
Other

Our net sales grew 20% in 2023, with strong contributions across each of the main care settings in which our products are offered. Full year 2023 net sales of $321 million was broken down by care setting, as shown in the above.
Our original guidance for net sales growth for 2023 was to achieve growth in the low double-digits. As we reported quarterly results throughout the year, we gradually increased our expectations for net sales growth to the high teens on a year over year basis. In achieving 20% growth for the full year, our 2023 net sales exceeded this updated guidance.
Leadership Transition & Other Changes to Management Team

Appointment of Joseph H. Capper as CEO
On January 30, 2023, we announced the appointment of Joseph H. Capper as Chief Executive Officer and a member of the Board of Directors. Please see the description of Mr. Capper’s background provided above under “Executive Officers.”
Other Named Executive Departures & Additions
A number of additional changes were made to our executive team and other roles within the organization throughout 2023.

On January 3, 2023, we announced the appointment of Ricci S. Whitlow as Chief Operating Officer. In this role, Ms. Whitlow leads the Company’s manufacturing, supply chain, procurement, quality and regulatory functions. Ms. Whitlow joined MIMEDX from Catalent, where she most recently served as President, Clinical Supply Services.
On March 23, 2023, we announced that Peter M. Carlson, our Chief Financial Officer, had informed us of his decision to leave MIMEDX to pursue other opportunities. Mr. Carlson served in his capacity as CFO until we appointed Doug Rice as his successor on July 5, 2023.
Mr. Rice joins MIMEDX after nearly a decade as the Chief Financial Officer of Orthofix Medical Inc., a leading global spine and orthopedics company, following Orthofix’s merger with SeaSpine.
Strategic Realignment
In June 2023, the Company announced a strategic realignment designed to focus the Company’s resources on accelerating growth of its Wound & Surgical business, driving profitability and enhancing cash flow generation. As part of this realignment, the Company suspended all current activities associated with its KOA program and disbanded its Regenerative Medicine business unit.
The realignment generated approximately $25 million in annualized savings and improved the Company’s financial profile, including its profitability metrics and cash flow generation.
Launch of EPIEFFECT
In September 2023, we announced the launch of EPIEFFECT, the Company’s latest addition to its portfolio of Advanced Wound Care (“AWC”) solutions. EPIEFFECT is a lyophilized human placental-based allograft consisting of amnion and chorion membranes, while also retaining the intermediate layer. EPIEFFECT is intended for use as a barrier, to provide a protective environment in acute and chronic wounds; the tissue provides a biocompatible human extracellular matrix (“ECM”) and contains more than 300 regulatory proteins and available in a variety of size options ranging from 6 cm2 to 49 cm2. Additionally, like EPIFIX® and EPICORD®, EPIEFFECT is listed on the Medicare Part B Average Sales Price File, effective October 1, 2023. EPIEFFECT expands the Company’s core AWC offering for clinicians treating acute and chronic, hard-to-heal wounds such as diabetic foot ulcers (“DFUs”) and venous leg ulcers (“VLUs”), among other common conditions. In addition, its product attributes and handling characteristics make it a preferable treatment option for deep or tunneling wounds.
Japan Commercial Launch
In January 2023, we secured and announced reimbursement approval for EPIFIX in Japan and we announced an exclusive distribution agreement with Gunze Medical Limited (“Gunze Medical”), a subsidiary of Gunze Limited, for sales of EPIFIX in Japan. Gunze Medical is a leading distributor of products used in a wide range of wound and surgical settings, including bioabsorbable devices and materials, such as sutures and sheet products. Gunze has a team of over 90 sales representatives and clinical support staff nationwide, as well as strong existing clinician relationships. MIMEDX and the Gunze Medical team will collaborate to continue physician education activities and drive further key opinion leader (“KOL”) engagement in the country. Over the course of 2023, we saw uptake of EPIFIX begin to build in Japan as over 500 clinicians were trained, the product began routine use in certain care settings and we got underway enrolling patients for our post marketing study.
Shareholder Engagement
We regularly meet with – or offer to meet with – current and prospective shareholders to discuss the business, obtain feedback and answer questions. Topics covered in these discussions often include the Company’s executive compensation practices, the leadership transition, financial results, strategy, outlook, governance and sustainability practices. We believe regular and transparent dialogue with our investors is beneficial for all parties.
Since our 2023 annual meeting of shareholders, we have held discussions with numerous shareholders, who in total represent ownership of more than 50% of our outstanding shares. Additionally, we have initiated outreach to prospective shareholders resulting in several productive introductory conversations.
Our annual say-on-pay vote is one of our opportunities to receive feedback from shareholders regarding our executive compensation program, and the Compensation Committee incorporates the result of this vote when determining the compensation of the Company’s executive officers. At our 2023 annual meeting of shareholders, the voting matter regarding executive compensation passed with 89.1% approval. Our Compensation Committee will continue to consider both the outcome of our say-on-pay voting as well as ongoing shareholder feedback when making future compensation decisions for our NEOs.
In our meetings, shareholders expressed support and positive feedback for the actions taken by the Board, CEO and management to reinvigorate performance on both the top and bottom line, while continuing to invest in product development, and the suspension of our KOA program. While our sustainability disclosures are relatively new, we have received positive feedback for incorporating these disclosures into the Company’s website.
As a result of the feedback we obtained in our discussions with shareholders, we have made a number of enhancements to our executive compensation program and related disclosures, with an emphasis on increasing the amount of variable pay tied directly to Company performance.
Compensation Philosophy
MIMEDX’s compensation practices are guided by three overarching principles:
Attract & retain key talent with specific expertise
MIMEDX seeks to attract and retain executives and other employees that share the Company’s mission to develop and deliver innovative products that help physicians treat patients suffering from acute and chronic non-healing wounds. In order to find and employ these highly qualified executives and align them with the Company’s operational and financial goals, we recognize that we must be able to provide a competitive compensation package. As a result, the Company studies competitive compensation practices at a number of peer organizations in order to formulate a total compensation program that is compelling for the executives, seeks to ensure that the structure encourages and rewards performance over both the short- and long-term, and is an important tool to retain these individuals.
Pay-for-performance
Our compensation program is designed to promote the achievement of various objectives, including financial and operational targets, and we believe it is structured consistent with a desired pay-for-performance culture. As a result, a significant portion of our executive’s variable compensation is at-risk contingent upon the achievement of stated financial and non-financial objectives.
Align executive interests with those of our shareholders
We seek to link compensation with the achievement of short- and long-term financial and operating goals and refrain from providing “golden parachute” excise tax gross-ups, or accelerated equity vesting, except in limited circumstances.

Compensation Governance Highlights
What we do	What we avoid

Implement a practice of pay-for-performance – aligning executive compensation to company goal and personal performance with a focus on the creation of long-term shareholder value

Have an independent advisor engaged by our Compensation Committee to assist in the design of our compensation program

Regular shareholder engagement related to compensation

Conduct an annual say-on-pay vote

Maintain a Clawback Policy for certain situations

Conduct an Annual Compensation Risk Assessment

Benchmark our compensation practices to ensure executive compensation is aligned with practices of our peer group

No hedging or pledging of Company securities

No Evergreen provisions in our equity plan

No repricing of underwater options without shareholder approval

No employment agreements for our executive officers other than the CEO and our current CFO

No excessive perquisites for our executives

No guaranteed bonuses, pay increases, or equity awards

No single trigger change in control payments, other than our Chief Executive Officer’s equity awards

No tax gross-ups on change in control payments

Pay Setting Process
Role of the Compensation Committee
The Compensation Committee , or Committee, is responsible for evaluating and determining the compensation paid to the NEOs. All components of compensation for the NEOs are then recommended by the Committee to the Board for approval. The Committee relies on a combination of goals stemming from our ongoing strategic planning as well as market trends for similarly sized medical technology companies to help guide our executive compensation structure.
Role of the Independent Compensation Consultants
In making compensation decisions for 2023, the Committee engaged its independent compensation consultant, Willis Towers. The independent compensation consultant is solely hired by, and reports directly to, the Committee. The Committee also has the sole authority to retain and terminate the independent consultant. At the Committee’s discretion, the role of the independent compensation consultant is to:
•	Provide independent advice to the Committee on current compensation trends and best practices;
•	Advise on plans or practices that may improve our compensation program’s effectiveness;
•	Attend Committee meetings; and
•	Conducts compensation-related research.
The Committee has received communication from Willis Towers confirming that it is free of any conflicts of interest and independent under applicable exchange rules.
Role of Management
Our CEO and our other executive officers do not set their own compensation, nor are they present when the Committee sets their specific individual compensation. Our CEO provides an evaluation of each executive officer’s performance to the Committee, and makes recommendations with respect to base salary, target incentives (cash and stock) and award amounts for each executive. This feedback is considered by the Committee, which makes its own determination.

Our Chief Human Resources Officer provides the CEO and the Committee with additional analysis and guidance as may be required to enable the CEO to make informed recommendations and enable the Committee to evaluate these recommendations and execute its responsibilities.
Use of a Peer Group
The peer group used by the Company is comprised of publicly-traded companies across the medical device, pharmaceutical, biotechnology and life sciences sectors of the healthcare industry. In 2022, the Company critically evaluated the continued appropriateness of its peer group in the prior year based on a combination of organizational criteria, revenue, market capitalization, and industry sector. Organizational criteria include number of employees as well as qualitative factors such as industry, markets, and development stage. The data from the peer group companies for the NEOs provides the Committee with a benchmark that it views as a point of reference, but not as a determining factor, for the compensation of the NEOs.
MIMEDX Peer Group
Amarin Corporation plc	Collegium Pharmaceutical, Inc.	Orthofix Medical Inc
Anika Therapeautics	Ironwood Pharmaceuticals, Inc.	Standard BioTools Inc.
Artivion, Inc.	Meridian Bioscience, Inc.	Travere Therapeutics, Inc
Bioventus	Omeros Corporation	Vanda Pharmaceuticals, Inc.
Celularity	Organogenesis Holdings Inc.	Vericel Corporation
Additions to Peer Group:
Anika Therapeautics
Bioventus
Celularity

Deletions from Peer Group
Akebia Therapeutics Inc.
NanoString Technologies Inc.
OraSure Technologies, Inc.
Pacira Biosciences, Inc.
PTC Therapeutics, Inc.
As reconstituted, MIMEDX ranked at the 75th, 44th, and 29th percentiles among the peer group for number of employees, revenues and market capitalization, respectively as of December 31, 2022.
The Committee uses competitive compensation data from the annual total compensation study of peer companies to inform its decisions about overall compensation opportunities and specific compensation elements. Additionally, the Compensation Committee uses multiple reference points when establishing targeted compensation levels. The Compensation Committee does not benchmark specific compensation elements or total compensation to any specific percentile relative to the peer companies or the broader United States market. Instead, the Committee applies judgment and discretion in establishing targeted pay levels, taking into account not only competitive market data, but also factors such as Company, business and individual performance, scope of responsibility, critical needs and skill sets, leadership potential and succession planning, as well as the realities of attracting and retaining key employees.

2023 Compensation Components
The principal components of compensation for MIMEDX’s NEOs are base salary, annual cash incentives and long-term equity incentives. Cash incentives are included to encourage and reward effective performance relative to the Company’s near-term plans and objectives. Equity incentives are included to promote longer-term focus, to help retain key contributors and to align the interests of the Company’s executives and shareholders. In addition to other equity vehicles, we utilized Performance Share Units, or PSUs, and Stock Options with our NEOs and key executives to drive pay for performance of Company goals. In 2023, our NEOs received grants of RSUs and PSUs, and Messrs. Capper and Rice and Ms. Whitlow as new hires received special grants as detailed below, including Stock Options in the case of Messrs. Capper and Rice. RSUs granted prior to January 1, 2024 generally vest over a three-year period in equal annual increments and require the recipient to provide continuous service through each vesting date. RSUs granted in 2024 vest on a “cliff” basis at the end of a three-year period and require the recipient to provide continuous service through the end of such period. PSUs vest based on the achievement of specific performance targets and also require the recipient to provide continuous service generally for a period of three years from the grant date. Stock Options generally vest ratably annually over a period of four years, except for Mr. Capper’s, which also have performance conditions.
PSUs Granted in 2023
For NEOs other than Mr. Capper, the PSUs granted in 2023 vest based on and to the extent that stipulated cumulative revenue growth targets over a three-year performance period are achieved. Of the PSUs granted to our NEOs other than Mr. Capper in 2023, a portion of the awards may conditionally vest based on interim periods during the three-year performance period, but contingent on the NEO’s continued employment through the performance period as follows:
•	25% may conditionally vest based on revenues achieved for the year ended December 31, 2023;
•	25% may conditionally vest based on revenues achieved for the two-year period ending December 31, 2024; and
•	the remaining award may vest based on revenues achieved for the three-year period ending December 31, 2025.
Achievement of the performance goals allows for vesting of 50%, 100% and 150% (based on threshold, target or stretch performance) of the PSUs granted. If performance is below threshold, the PSUs do not vest. Performance at the threshold, target and stretch levels for the year ended December 31, 2023 requires revenue growth at a cumulative annual growth rate (“CAGR”) of 10%, 12.5% and 15%, respectively, over revenues for the year ended December 31, 2022. Performance at the threshold, target and stretch levels for each of the years ended December 31, 2024 and 2025 requires revenue growth at the same continued CAGRs of 10%, 12.5% and 15%, respectively. With respect to revenues for 2023, the Committee reviewed results and determined that performance had been achieved at the stretch level, and therefore the conditional vesting goal had been met.
The PSUs also include a limitation on payments if total shareholder return over the three-year performance period is negative, in which case vesting is limited to the target level, regardless of actual achievement against the stipulated revenue targets. All of the PSUs require recipients to continue employment with the Company through the vesting date, which will occur upon approval of the results with respect to the established targets by the Committee after December 31, 2025, but no later than March 15, 2026. The total shareholder return (“TSR”) is calculated as the average trading price of the Company’s common stock during the final 30 trading days of 2025, adjusted for dividends paid on the Company’s common stock, less the average trading price during the final 30 trading days of 2022.

Executive Pay Mix in 2023
The following table provides base salary rate and other compensation components earned by or granted to our CEO and our other NEOs in 2023:
Name	Base Salary	Options	RSUs	PSUs	Bonus	Other Compensation	Total
Joseph H. Capper	$750,000	$7,000,000	$—	$12,210,000	$ 859,375	$9,086	$20,828,461
Doug Rice	$540,000	$605,360	$625,968	$1,043,280	$202,500	$12,505	$3,029,613
William F. Hulse IV	$546,000	$—	$527,729	$351,818	$409,500	$8,129	$1,913,212
Ricci Whitlow	$540,000	$—	$2,138,399	$—	$455,000(3)	$11,423	$3,082,360
K. Todd Newton(1)	$650,000	$—	$210,003	$—	$—	$12,785	$295,288
Peter M. Carlson(2)	$540,750	$—	$543,561	$362,371	$—	$1,105,800	$2,302,905
(1)	K. Todd Newton served as interim Chief Executive Officer from September 2022 to January 2023.
(2)
Peter M. Carlson served as our Chief Financial Officer from March 2020 until July 2023. All of Mr. Carlson’s unvested RSU and PSU awards were forfeited upon his departure from the Company in July 2023.

(3)	In addition, Ms. Whitlow received a one-time sign on bonus of $50,000.
Annual Incentive
The annual cash bonuses for 2023 were based on Company performance with respect to revenue (35%) and Adjusted EBITDA (35%) goals and certain commercial, research and development and operational goals (30%). The net sales goal was met at between the target and exceed levels, resulting in a 136% attainment for this metric. The Adjusted EBITDA goal was met at the stretch level, resulting in a 150% attainment for this metric, and the commercial/research/operational goals were met at a level resulting in an 83.33% attainment for this metric. The overall Company performance with respect to these goals was therefore at the 125% level. The Committee and Board did not exercise any discretion with respect to the Company performance goals for 2023. As a result, each of our currently serving NEOs received annual cash bonuses at a 125% level of their respective target bonus opportunities.
Equity Awards
Only one of our currently serving NEOs, Mr. Hulse, received our standard PSU grants from 2022 and 2023, and with respect to the 2022 PSU grants, the Committee reviewed results and determined that performance had been achieved at the stretch level, and therefore the conditional vesting goal had been met, and with respect to the 2023 PSU grants, the Committee reviewed results and determined that performance had also been achieved at the stretch level, and therefore the conditional vesting goal had also been met. PSUs constituted approximately 40% of Mr. Hulse’s total long term incentive compensation grants in 2023.
Each of Messrs. Capper and Rice and Ms. Whitlow received special grants as new hires as detailed in the table above and below, including stock options in the case of Messrs. Capper and Rice.
In addition, in 2024, the Board determined to continue to further strengthen the pay for performance alignment of the Company’s compensation policies. As a result, in 2024, the Committee approved granting the NEOs receiving new annual grants a higher percentage (65%) of their long term incentive compensation grants in the form of at risk performance stock units and stock options in a continuing effort to incentivize management performance and align compensation with shareholders’ interests

Outstanding Equity Awards at Year End 2023
Name	Options	RSUs	PSUs
Joseph H. Capper	3,600,000	—	3,300,000
Doug Rice	94,000	97,200	162,000
William F. Hulse IV	—	285,028	59,524
Ricci S. Whitlow	—	462,857	—
K. Todd Newton(1)	—	244,191	—
Peter M. Carlson(2)	—	—	—
(1)	K. Todd Newton served as interim Chief Executive Officer from September 2022 to January 2023.
(2)
Peter M. Carlson served as our Chief Financial Officer from March 2020 until July 2023. All of Mr. Carlson’s unvested RSU and PSU awards were forfeited upon his departure from the Company in July 2023.

Agreements with our Executive Officers
Agreements with Mr. Capper
The Company entered into a Letter Agreement with Mr. Capper in January 2023, providing Mr. Capper with the following compensation in connection with his service as Chief Executive Officer:
i.	an annual salary of $750,000;
ii.	an annual bonus opportunity of 100% of base salary, based on the achievement of Company financial targets and individual objectives as determined by the Board;
iii.	3,300,000 performance stock units and a non-qualified stock option (“Option”) for 3,600,000 shares of the Company’s common stock; and
iv. eligibility to participate in the Company’s stock incentive program beginning in 2025, subject to Board approval.
Mr. Capper’s PSU Agreement provides that his PSUs will vest over a four year performance period ending December 31, 2026 based upon the achievement of specified performance conditions, subject to Mr. Capper’s continued employment except in the case of Mr. Capper’s death or disability. Vesting of PSUs will accelerate upon a Change in Control of the Company occurring prior to the end of the performance period and while Mr. Capper is in continuous service as follows: if Mr. Capper has been employed by the Company for at least one year prior to the Change in Control, the PSUs will vest, measured at target (or actual performance, if higher), and if Mr. Capper has been employed for less than one year the PSUs will vest pro-rata based on the number of days employed in relation to the performance period, measured at target (or actual performance, if higher).
Mr. Capper’s Non-Qualified Stock Option Agreement provides that the Option will vest over a four year period ending January 31, 2027 based upon the achievement of share price performance goals, and subject to Mr. Capper’s continued employment 25% each year of the performance period. Based on the Company’s share price, Mr. Capper vested in one-twelfth of the Option (covering 300,000 shares) on January 31, 2024. Vesting of the Option will accelerate upon a Change in Control of the Company, to the extent actual performance was achieved, subject to the recipient’s continued employment on the date of the Change in Control (except if Mr. Capper’s employment is terminated without Cause or for Good Reason within three months prior to the Change in Control) as follows: if Mr. Capper has been employed by the Company for at least one year prior to the Change in Control, the Option will vest measured at actual performance, and if Mr. Capper has been employed for less than one year the Option will vest pro-rata based on the number of days employed in relation to the performance period, measured at actual performance. In the event Mr. Capper’s employment is terminated by the Company without Cause or Mr. Capper terminates his employment for Good Reason, the Option will vest and become exercisable to the extent the share price performance goals were attained during Mr. Capper’s employment. The Option includes a one year post-termination exercise period, to the extent vested, and will expire on February 1, 2030.
The Company also entered into a Key Employee Retention Agreement with Mr. Capper, pursuant to which separation benefits would be payable in the event his employment is involuntarily terminated by the Company without Cause or by him for Good Reason, as such terms are defined in the Key Employee Retention Agreement, in which case, the separation benefits are in the amount of two times his base salary and target bonus. In addition, Mr. Capper would receive either benefit continuation for a period of 24 months, or a cash payment equal to the cost of such benefit continuation. Payment of severance is contingent upon the Company’s receipt of an effective agreed-upon form of release of claims.
Agreements with Doug Rice
The Company entered into an Employment Letter Agreement with Mr. Rice in July 2023, providing Mr. Rice with the following compensation in connection with his service as Chief Financial Officer:
i.	an annual salary of $540,000;
ii.	eligibility to participate in the Company’s Management Incentive Plan with an annual target cash bonus amount equal to sixty percent (60%) of his annual base salary;
iii.	162,000 PSUs, 97,200 RSUs, and 94,000 performance stock options (“Options”); and
iv.	eligibility to receive further annual awards under the Company’s long-term incentive plans, representing 200% of Mr. Rice’s annual base salary, vesting over three years.
Mr. Rice’s PSU Agreement provides that his PSUs will vest over a three-year performance period ending December 31, 2025 based upon the achievement of specified performance conditions, subject to Mr. Rice’s continued employment except in the case of Mr. Rice’s death or disability. Vesting of PSUs at the target level (or actual performance, if higher) will accelerate upon a termination of employment without Cause or a termination by Mr. Rice for good reason within two years following a Change in Control of the Company occurring prior to the end of the performance period and while Mr. Rice is in continuous service.
Mr. Rice’s RSU Agreement provides that his RSUs will vest over a three-year period following the grant date, one third each year of the vesting period, subject to Mr. Rice’s continued employment except in the case of Mr. Rice’s death or disability. Vesting of RSUs will accelerate upon a termination of employment without Cause or a termination of employment by Mr. Rice for good reason within two years following a Change in Control of the Company occurring prior to the end of the vesting period and while Mr. Rice is in continuous service.
Mr. Rice’s Non-Qualified Stock Option Agreement provides that his Options will vest over a four-year period ending on the fourth anniversary of the grant date, 25% each year of the performance period, subject to Mr. Rice’s continued employment. The Options include a one-year post-termination exercise period, to the extent vested, and will expire on the seventh anniversary of the grant date. The Options will also vest upon a termination of employment without Cause or a termination of employment by Mr. Rice for Good Reason within two years following a Change in Control of the Company occurring prior to the end of the vesting period and while Mr. Rice is in continuous service.
The Company also entered into a Key Employee Retention Agreement with Mr. Rice, pursuant to which certain lump sum separation benefits and continuing benefits would be payable in the event (i) of a change in control of the Company and within 12 months of such event Mr. Rice’s employment being involuntarily terminated without cause or being voluntary terminated by Mr. Rice for good reason, (ii) Mr. Rice’s employment is involuntarily terminated without cause, or (iii) of a voluntary termination of employment by Mr. Rice for good reason. In any such event, the lump sum benefits are 1.25 times Mr. Rice’s base salary and target bonus for a no cause or good reason termination and 1.5 times Mr. Rice’s base salary and target bonus for a no cause or good reason termination within one year following a change in control. In addition, Mr. Rice would receive either benefit continuation for a period equal to the amount of the separation payment, i.e. 15 months or 18 months, or a cash payment equal to the cost of such benefit continuation.
Agreements with Ricci S. Whitlow
The Company entered into an Employment Offer Letter with Ms. Whitlow, effective January 3, 2023, providing Ms. Whitlow with the following compensation in connection with her service as Executive Vice President and Chief Operating Officer:
i.	a base annual salary of $540,000;
ii.	eligibility to participate in the Company’s Management Incentive Plan with an annual target cash bonus amount equal to fifty percent (50%) of her annual base salary;

iii.	one-time cash sign-on bonus of $50,000;
iv.	a grant of 462,857 RSUs representing 300% of Ms. Whitlow’s annual base salary, pending approval of the Company’s Board of Directors; and
v.	eligibility to receive further annual awards under the Company’s long-term incentive plans, representing 220% of Ms. Whitlow’s annual base salary, vesting over three years.
Ms. Whitlow’s RSU Agreement provides that her RSUs will vest over a three-year period following the grant date, one third each year of the vesting period, subject to Ms. Whitlow’s continued employment except in the case of Ms. Whitlow’s death or disability. Vesting of RSUs will accelerate upon a termination of employment without Cause or a termination of employment by Ms. Whitlow for good reason within two years following a Change in Control of the Company occurring prior to the end of the vesting period and while Ms. Whitlow is in continuous service.
The Company also entered into a Key Employee Retention Agreement with Ms. Whitlow, pursuant to which certain lump sum separation benefits and continuing benefits would be payable in the event (i) of a change in control of the Company and within 12 months of such event Ms. Whitlow’s employment being involuntarily terminated without cause or being voluntary terminated by Ms. Whitlow for good reason, (ii) Ms. Whitlow’s employment is involuntarily terminated without cause, or (iii) of a voluntary termination of employment by Ms. Whitlow for good reason. In any such event, the lump sum benefits are 1.25 times Ms. Whitlow’s base salary and target bonus for a no cause or good reason termination and 1.5 times Ms. Whitlow’s base salary and target bonus for a no cause or good reason termination within one year following a change in control. In addition, Ms. Whitlow would receive either benefit continuation for a period equal to the amount of the separation payment, i.e. 15 months or 18 months, or a cash payment equal to the cost of such benefit continuation.
Agreement with Mr. Newton
The Company entered into an Interim Executive Employment Agreement (“Interim CEO Agreement”) with Mr. Newton on September 14, 2022, which provided for the following compensation in connection with Mr. Newton’s service as Interim Chief Executive Officer:
i.	a monthly salary of $54,166.67;
ii.	reimbursement for reasonable expenses incurred traveling to and from the Company’s headquarters to conduct Company business;
iii.	temporary corporate housing at the Company’s headquarters location; and
iv.	a grant of restricted stock units representing 200,000 shares of the Company’s common stock (the “Sign-On RSUs”), which were granted to Mr. Newton on September 15, 2022.
The Sign-On RSUs vested in full upon the appointment of Mr. Capper as permanent Chief Executive Officer. Under the terms of the Interim CEO Agreement, Mr. Newton was also entitled to participate in the Company’s bonus and incentive programs, as determined by the Board of Directors, and all benefit programs. Mr. Newton’s participation in these programs terminated when he ceased serving as interim Chief Executive Officer on January 27, 2023.
Agreement with former CFO, Mr. Carlson
In connection with Mr. Carlson’s departure, the Company entered into a Separation Agreement and General Release with Mr. Carlson on July 7, 2023 (the “Separation Agreement”). Pursuant to the terms of the Separation Agreement, including Mr. Carlson’s execution and non-revocation of a release of claims against the Company and agreement to continue serving as CFO during a period of transition, the Company paid Mr. Carlson the gross total sum of $1,047,703.12, which is equal to 15 months of Mr. Carlson’s base salary plus 125% of his annual targeted base bonus amount (or 15 months of target bonus) under the Company’s annual cash incentive plan as of July 7, 2023. Mr. Carlson is also eligible for up to 15 months of COBRA continuation coverage under the Company’s medical, dental and vision plans. Mr. Carlson’s outstanding equity awards were forfeited upon his separation from service.
In connection with his prior appointment as Chief Financial Officer in March 2020, Mr. Carlson had entered into a Letter Agreement with the Company that had provided for an annual base salary of $525,000, eligibility to participate in the Company’s incentive plan, a one-time signing-on bonus, grants of restricted stock, and eligibility to receive awards under the Company’s long-term incentive plans.

Offer Letters with Other NEOs
Pursuant to an Offer Letter with the Company, Mr. Hulse is entitled to base salary, and is eligible to participate in the Company’s management incentive plan and to receive awards under the Company’s long-term incentive plans.
Additional Compensation Practices and Policies
Perquisites
The Company generally does not provide executive officers with perquisites and other personal benefits beyond the Company benefits offered to similarly situated employees. Previously, during the COVID-19 pandemic when travel was reduced, the Company paid certain commuting expenses to various NEOs. These perquisites were provided on a transitional basis, were limited in duration, and are no longer continuing.
Stock Ownership Guidelines
The Board has adopted stock ownership guidelines that apply to our NEOs , and amended the guidelines in February 2024. Under the guidelines, covered persons are required to own stock, including unvested time-based restricted stock or RSUs, equal to certain multiples of their annual cash compensation as defined in the guidelines. The multiples required under the guidelines are as follows:
Person Subject to Policy	Requirement
CEO	6.0x
Other NEOs	2.5x
Until such time as the executive officer reaches his or her applicable threshold and subject to certain exceptions, the executive officer is required to hold 100% of the shares of Company common stock awarded to him/her from the Company or received upon vesting of restricted stock and RSUs and upon exercise of stock options (net of any shares utilized to pay for tax withholding and any exercise price). Each of the currently serving NEOs was in compliance with these guidelines in 2023, other than Mr. Hulse, on account of our low stock price (in January 2023) at the time compliance was assessed for 2023. Following the amendment of the guidelines in February 2024, Mr. Hulse returned to compliance with the guidelines effective as of January 1, 2024. Under the amended guidelines, compliance by NEOs is assessed on a quarterly basis rather than annually.
Compensation Recoupment (“Clawback”) Policy
In 2023, the Committee amended the Company’s Clawback policy covering executive and other officers of the Company, with changes that went into effect on November 29, 2023. Prior to the November 2023 revisions, the Clawback policy provided that if the Company were required to restate its financial results due to material noncompliance with financial reporting requirements under the securities laws, the Committee had the option to seek reimbursement of any cash or equity-based bonus or other incentive compensation paid or awarded to the officer or effect cancellation of previously granted equity awards to the extent the bonus or incentive compensation had been based on erroneous financial data and was in excess of what would have been paid to the officer under the restatement. In addition, prior to the November 2023 revisions, the policy also provided for the following:
•
An option for the Board to seek clawback of payouts under MIMEDX’s incentive compensation programs when an executive officer had engaged in misconduct as predefined by the Committee including, but not limited to, any material violation of a Company policy that caused significant harm to the Company.

•
The scope of persons covered includes not only the Company’s CEO, CFO and other NEOs, but also other senior management level and higher ranking executive officers (“Senior Officers”) on the basis of having met or exceeded performance targets during the period covered by the restated financial statement(s), regardless of whether any executives were found personally responsible for the misstatement(s). Specifically, the Board could take the steps necessary to secure reimbursement from Senior Officer(s) of any bonus or other incentive-based or equity-based (to the extent tied to financial metrics) compensation paid to any Senior Officers during the twelve-month period following the first public issuance or filing with the SEC (whichever first occurred) of the financial document embodying such error to the extent that compensation was based on the misstated financial result.

•
Requirement for the Board to take steps to recoup when any restatement was the result of violation(s) of federal securities laws in which scienter is a necessary element by the CEO, CFO, or any other Senior

Officer. The Board must take the steps necessary to recoup from any Senior Officer whose scienter led to the restatement all incentive compensation awarded to such officer for performance during the periods affected by the restatement; provided, however, this recoupment obligation was subject to MIMEDX’s consideration regarding (1) a cost/benefit analysis with respect to pursuing recovery of such incentive compensation, and (2) an analysis of the potential impact of the individual’s indemnification agreement on such pursuit.
•	Required that any actions taken pursuant to the Clawback policy be disclosed in proxy statements filed with the SEC or on Form 8-K.
The November 2023 revisions to the policy were made to comply with new SEC and Nasdaq rules applicable to companies’ compensation recoupment policies and made the following changes:
•	Created a new category of the Company’s executive officers and the Company’s Controller referred to as the “Covered Executives.”
•	Made it a requirement for the Board to take steps to recoup from Covered Executives whenever any restatement occurred.
•	Retained the option for the Board to take steps to recoup from other Senior Officers when specified restatements occurred as set forth above.
•
Retained the option for the Board to take steps to recoup from other Senior Officers for misconduct as set forth above, including any material violation of a Company policy that caused significant harm to the Company.

Hedging, Pledging and Insider Trading
Our Insider Trading Policy applies to all officers, directors and employees of MIMEDX as well as designated consultants and expressly bars ownership of financial instruments or participation in investment strategies that hedge the economic risk of owning our equity securities, such as prepaid variable forwards, equity swaps, collars and exchange funds. Directors, officers and other employees are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. In addition, we prohibit our executive officers, directors and employees from purchasing or selling our securities while in possession of material, non-public information, or otherwise using such information for their personal benefit, and maintain a quarterly black-out period during which applicable individuals may not trade. Exceptions to black-out and pre-clearance restrictions exist for sales to cover tax withholding obligations upon vesting of equity awards.
Our executive officers and members of our Board are permitted to enter into trading plans that are intended to comply with the requirements of Exchange Act Rule 10b5-1 so they may make predetermined trades of our stock.
Compensation Risk Assessment
The Committee believes that our compensation policies and practices do not encourage excessive and unnecessary risk-taking, and that the level of risk-taking that they do encourage is not reasonably likely to have a material adverse effect on the Company. The Committee believes that the design of our compensation policies and practices encourages our employees to remain focused on those short- and long-term goals deemed to have the most material correlation to shareholder value creation.

Compensation Committee Report
The Compensation Committee has reviewed the Compensation Discussion and Analysis in this Proxy Statement and discussed it with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for the Company’s 2024 Annual Meeting. This report is provided by the following independent directors, who comprise the Compensation Committee:
K. Todd Newton, Chair
Michael Giuliani, M.D.
Martin P. Sutter

April 16, 2024

Summary Compensation Table (2023, 2022 and 2021)
Name and Principal Position	Period	Salary	Bonus	Stock(8) Awards ($)	Stock(9) Options ($)	Non-Equity Incentive Plan Compensation Awards(10)	All Other(11) Compensation	Total
Joseph H. Capper(1) Chief Executive Officer	2023	$677,885	$—	$12,210,000	$7,000,000	$ 859,375	$9,086	$20,828,461
Doug Rice(2) Chief Financial Officer	2023	255,462	—	$1,669,248	$605,360	202,500	12,505	3,029,613
William F. Hulse IV(3) General Counsel and Chief Administrative Officer	2023	541,962	—	953,621		409,500	8,129	1,913,212
	2022	520,192	—	1,099.999		148,967	8,205	1,777,363
	2021	495,192	—	999,991		228,750	9,750	1,733,683
Ricci S. Whitlow(4) EVP & Chief Operating Officer	2023	527,538	50,000(7)	2,138,399		405,000	11,423	3,082,360
K. Todd Newton(5) Interim Chief Executive Officer	2023	72,500	—	210,003		—	12,785	295,288
	2022	200,000	—	862,996		108,000	1,125	1,172,121
Peter M. Carlson,(6) Former EVP - Finance and Chief Financial Officer	2023	291,173	—	905,932		—	1,105,800	2,302,905
	2022	537,721	—	1,155,000		146,476	12,200	1,851,397
	2021	525,000	—	1,099,996		251,213	11,600	1,887,809
(1)	Joseph H. Capper has served as Chief Executive Officer since January 27, 2023.
(2)	Doug Rice has served as Chief Financial Officer since July 5, 2023.
(3)	William F. Hulse has served as General Counsel and Secretary since December 2019. He was named General Counsel and Chief Administrative Officer in April 2022.
(4)	Ricci S. Whitlow has served as Executive Vice President and Chief Operating Officer since January 3, 2023.
(5)	K. Todd Newton served as interim Chief Executive Officer from September 2022 to January 2023.
(6)
Mr. Carlson served as our Chief Financial Officer from March 2020 until July 2023. Following his departure from the Company, he was paid the severance benefits to which he was entitled for an involuntary termination without cause under his employment agreement.

(7)	$50,000 represents a one-time cash signing-on bonus.
(8)
Represents the aggregate grant date fair value of awards of restricted stock and performance stock units made in accordance with FASB ASC Topic 718. We provide information regarding the assumptions used to calculate the value of all stock awards made to NEOs in Note 11 to the consolidated financial statements included in the 2023 Annual Report. The RSU awards generally vest pro rata annually over a one to three-year period, other than Mr. Newton’s grant, which vested in full in January 2023 upon Mr. Capper’s appointment as Chief Executive Officer. The PSUs vest based on the achievement of specific performance targets and also require the recipient to provide continuous service generally for a period of three years from the grant date. All of Mr. Carlson’s unvested RSU and PSU awards were forfeited upon his departure from the Company.

(9)
Represents the aggregate grant date fair value of awards of stock options made in accordance with FASB ASC Topic 718. We provide information regarding the assumptions used to calculate the value of all stock awards made to NEOs in Note 11 to the consolidated financial statements included in the 2023 Annual Report. The Options vest ratably annually over a four-year period and also require the recipient to provide continuous service, and in the case of Mr. Capper’s options, he must achieve specific performance targets.

(10)	Includes annual bonuses paid under the Management Incentive Plan for each year.
(11)
Represents the following amounts: 401(k) matches for 2023 for Mr. Capper - $9,086; Mr. Rice - $3,115; Mr. Hulse - $8,129; Ms. Whitlow - $11,423; Mr. Newton - $1,260; and Mr. Carlson - $9,141; in addition, for Mr. Carlson, the amount of $1,047,703 represents the amount of severance payments pursuant to our contractual agreement with him.

Grants of Plan-Based Awards For 2023
The following table provides information regarding grants of plan-based awards to the Company’s NEOs during 2023. K. Todd Newton served as interim Chief Executive Officer from September 2022 to January 2023. He did not receive a grant under the 2016 Plan in 2023 as an employee, however he did receive a grant of 35,354 RSUs as a board member.
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(2)	All other option awards: Number of securities underlying options(8)	Exercise or base price of option awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph H. Capper(4)	1/30/2023	$375,000	$750,000	$1,500,000	—	—	—	3,300,000 PSUs	—	—	$12,210,000
	1/30/2023							—	3,600,000	$3.70	$7,000,000
Doug Rice(5)	7/5/2023	$162,000	$324,000	$1,080,000	—	—	—	97,200 RSUs	—	—	$625,968
	7/5/2023							162,000 PSUs	—	—	$1,043,280
	7/5/2023							—	94,000	$6.44	$605,360
William F. Hulse IV	3/13/2023	163,800	$327,600	$1,092,000				136,364 RSUs	—	—	$527,729
	3/13/2023				45,454 PSUs	90,909 PSUs	136,363 PSU	—	—	—	$425,892
Ricci S. Whitlow	1/03/2023	$162,000	$324,000	$1,080,000				462,857 RSUs	—	—	$2,138,399
K. Todd Newton	—	—	—	—	—	—	—	—	-—	—	$—
Peter M. Carlson(6)	—	—	—	—	—	—	—	—	—	—	$—
(1)	Represents the annual incentive opportunity under the Management Incentive Plan (MIP) for 2023. Actual amounts paid for 2023 are included in the Summary Compensation Table.
(2)
Represents restricted stock unit and performance stock unit awards granted under the 2016 Plan. The RSUs generally vest ratably annually over one to three years from the grant date. The PSUs vest based on the achievement of specific performance targets and also require the recipient to provide continuous service generally for a period of three years from the grant date.

(3)
The amounts shown reflect the grant date fair market values of the awards computed in accordance with FASB ASC Topic 718 “Compensation-Stock compensation” and correspond to the aggregate values disclosed in the “Stock Awards” column in the Summary Compensation Table.

(4)	Joseph Capper received non-equity incentive plan inducement grants of (i) 3,300,000 PSUs valued at $12,210,000 and (ii) 3,600,000 stock options valued at $7,000,000.
(5)	Doug Rice received non-equity incentive plan inducement grants of (i) 97,200 RSUs valued at $625,968, (ii)162,000 PSUs valued at $1,043,280, and (iii) 94,000 stock options valued at .$605,360.
(7)
Peter M. Carlson served as our Chief Financial Officer from March 2020 until July 2023. All of Mr. Carlson’s unvested RSU and PSU awards were forfeited upon his departure from the Company in July 2023, and he was no longer eligible for any annual incentive opportunities under the MIP.

(8)	The Options vest ratably annually over a four-year period and also require the recipient to provide continuous service, and in the case of Mr. Capper have an additional performance requirement.

Outstanding Equity Awards as of December 31, 2023
The following table shows the number of shares covered by unvested equity awards held by the Company’s NEOs on December 31, 2023.
	Stock Awards
Name	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Price	Exp. date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested (#)(1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested(1)
Joseph H. Capper(2)	3,600,000(2)		$3.70	2/1/2030	3,300,000 PSUs(2)	$28,941,000	—	—
Doug Rice(3)	94,000(3)		$6.44	7/5/2030	97,200 RSUs(3)	$852,444	—	—
					162,000 PSUs(3)	$1,420,740
William F. Hulse IV	—	—	$—	—	—	—	288,514 RSUs(4)	$2,530,268
					—	—	225,650 PSUs(4)	$1,978,885
Ricci Whitlow	—	—	$—	—	—	—	462,857 RSUs(5)	$4,059,256
Todd Newton	—	—	$—	—			35,354 RSUs(6)	$310,055
Pete Carlson(7)	—	—	$—	—	—	$—	—	$—
(1)	Calculated based on a closing stock price of $8.77 per share on December 29, 2023.
(2)
300,000 options vested on January 30, 2024. Up to an additional 600,000 options may vest immediately upon the achievement of specified share price goals. 300,000 are scheduled to vest on each of January 27, 2025, January 27, 2026, and January 27, 2027. Up to an additional 600,000 options may vest on each of those dates based upon the achievement of specified share price goals. 3,300, 000 PSUs are scheduled to vest in March 2027, subject to attainment of performance vesting criteria.

(3)
23,500 Options are scheduled to vest on each of July 5, 2024, July 5, 2025, July 5, 2026 and July 5, 2027; 32,400 RSUs are scheduled to vest on each of July 5, 2024, July 5, 2025 and July 5, 2026; 162,000 PSUs are scheduled to vest in March 2026, subject to attainment of performance vesting criteria.

(4)
33,102 RSUs vested on March 4, 2024; 45,454 RSUs vested on March 13, 2024; 19,841 RSUs are scheduled to vest on April 8, 2024; 19,841 RSUs are scheduled to vest on April 23, 2024, 19,841 RSUs are scheduled to vest on May 8, 2024; 45,454 RSUs are scheduled to vest on March 13, 2025; 19,841 RSUs are scheduled to vest on April 8, 2025; 19,841 RSUs are scheduled to vest on April 23, 2025; and 19,841 RSUs are scheduled to vest on May 8, 2025. The number of unvested PSUs is shown at the stretch amount the recipient could receive upon vesting, as such 89,287 PSUs are scheduled to vest in December 2025, subject to attainment of performance vesting criteria; and 136,363 PSUs are scheduled to vest in December 2026, subject to attainment of performance vesting criteria.

(5)	154,284 RSUs vested on February 13, 2024; 154,284 RSUs are scheduled to vest on each of February 13, 2025 and February 13, 2026.
(6)	Mr. Newton was granted 35,354 RSUs as a director of the Company and all are scheduled to vest on June 13, 2024.
(7)
Peter M. Carlson served as our Chief Financial Officer from March 2020 until July 2023. All of Mr. Carlson’s unvested RSU and PSU awards were forfeited upon his departure from the Company in July 2023.

2023 Option Exercises and Stock Vested Table
The following table provides information concerning each exercise of stock options and each vesting of RSUs during 2023, on an aggregated basis with respect to each of the Company’s NEOs.
	Stock Awards
Name	Number of Securities Acquired on Vesting	Value Realized on Vesting(1)
Joseph H. Capper	0	$
Doug Rice	0	$
William F. Hulse IV	132,878	$592,458
Ricci S. Whitlow	0	$
K. Todd Newton(2)	244,191	$995,424
Peter M. Carlson(3)	158,233	$710,071
(1)
Represents the number of shares acquired on vesting multiplied by the closing price of Company common stock on the vesting date. Vesting occurred in accordance with applicable restricted stock unit agreements with the Company, pursuant to Section 10.02 of the 2016 Plan.

(2)	K. Todd Newton served as our interim Chief Executive Officer from September 2022 until January 2023.
(3)	Peter M. Carlson served as our Chief Financial Officer from March 2020 until July 2023.

2023 Potential Payments Upon Termination Or Change In Control
This section describes additional payments that the Company would make to the NEOs assuming a hypothetical termination of employment occurred on December 31, 2023 under various scenarios. We have not included Messrs. Newton or Carlson in the table below because neither was employed by us on December 31, 2023, and the amounts paid or payable in 2023 each in connection with his cessation of employment with the Company are included in the Summary Compensation Table, 2023 Option Exercises and Stock Vested Table and the related discussion above, including the CD&A.
No-Cause Termination. The Company entered into an Executive Retention Agreement with each NEO except for Mr. Newton that provides for compensation to the executive in the event the executive’s employment with the Company is terminated involuntarily without “Cause” (as defined in the agreement), or if the executive voluntarily terminates employment for “Good Reason” (as defined in the agreement) prior to a “change-in-control.” The compensation payable under the agreements is a lump sum severance payment equal to a multiple of the executive’s annual base salary and target base bonus: in Mr. Capper’s case, 2 times, and in the case of Messrs. Rice and Hulse and Ms. Whitlow, 1.25 times. In addition, following termination of employment under such circumstances, each NEO is entitled to receive health insurance coverage (subject to a COBRA election, and a periodic cash payment for 18 months), and certain other fringe benefits equivalent to those in effect at the date of termination for a period of 24 months in the case of Mr. Capper and 15 months in the case of the other NEOs.
Change-in-Control. The Executive Retention Agreements with the NEOs provide for compensation to the executive in the event the executive’s employment with the Company is terminated upon or within one year following the consummation of a “change-in-control” for reasons other than the executive’s death, disability or for “Cause” (as defined in the respective agreements), or if the executive voluntarily terminates employment for “Good Reason” (as defined in the respective agreements). The compensation payable under the agreements is a lump sum severance payment equal to a multiple of the executive’s annual base salary and target base bonus as of the date of the change-in-control: Mr. Capper, 2 times, and Messrs. Rice and Hulse and Ms. Whitlow, 1.5 times. In addition, following termination of employment, these executives are entitled to receive health insurance coverage (subject to a COBRA election and a periodic cash payment for 18 months), and certain other fringe benefits equivalent to those in effect at the date of termination for a period of 24 months in the case of Mr. Capper and a period of 18 months in the case of the other NEOs.
Equity Awards. Generally, unvested equity awards vest upon an NEO’s death or disability. Upon a “change in control,” as defined in the 2016 Plan, and subject to any requirements of Section 409A of the Internal Revenue Code of 1986, as amended, if the NEO’s employment terminates within 24 months following a change of control, as defined in the 2016 Plan, other than for cause, then the awards will vest upon such termination, provided that the awards were continued, assumed, or substituted in the transaction; if no written provision is made for continuance, assumption or substitution of the awards, then the Compensation Committee has discretion to (1) terminate such awards without payment, (2) terminate such awards in exchange for a payment equal to the fair market value of such awards on the date of the change in control, or (3) accelerate the vesting of the awards or take such other actions as the Committee determines to be reasonable under the circumstances to permit the NEO to realize the value of the awards.
PSU Agreements
Mr. Capper’s PSU Agreement provides that the vesting of his PSUs will accelerate upon a Change in Control of the Company occurring prior to the end of the performance period and while Mr. Capper is in continuous service as follows: if Mr. Capper has been employed by the Company for at least one year prior to the Change in Control, the PSUs will vest, measured at target (or actual performance, if higher), and if Mr. Capper has been employed for less than one year the PSUs will vest pro-rata based on the number of days employed in relation to the performance period, measured at target (or actual performance, if higher).
Mr. Rice’s PSU Agreement provides that his PSUs will vest at the target level (or actual performance, if higher) and accelerate upon a termination of employment without Cause or a termination by Mr. Rice for good reason within two years following a Change in Control of the Company occurring prior to the end of the performance period and while Mr. Rice is in continuous service.

RSU Agreement
Mr. Rice’s RSU Agreement provides that vesting of his RSUs will accelerate upon a termination of employment without Cause or a termination of employment by Mr. Rice for good reason within two years following a Change in Control of the Company occurring prior to the end of the vesting period and while Mr. Rice is in continuous service.
Option Agreements
Mr. Capper’s Non-Qualified Stock Option Agreement provides that vesting of the Option will accelerate upon a Change in Control of the Company, to the extent actual performance was achieved, subject to the recipient’s continued employment on the date of the Change in Control (except if Mr. Capper’s employment is terminated without Cause or for Good Reason within three months prior to the Change in Control) as follows: if Mr. Capper has been employed by the Company for at least one year prior to the Change in Control, the Option will vest measured at actual performance, and if Mr. Capper has been employed for less than one year the Option will vest pro-rata based on the number of days employed in relation to the performance period, measured at actual performance. In the event Mr. Capper’s employment is terminated by the Company without Cause or Mr. Capper terminates his employment for Good Reason, the Option will vest and become exercisable to the extent the share price performance goals were attained during Mr. Capper’s employment. The Option includes a one year post-termination exercise period, to the extent vested, and will expire on February 1, 2030.
Mr. Rice’s Non-Qualified Stock Option Agreement provides that his Options will vest upon a termination of employment without Cause or a termination of employment by Mr. Rice for Good Reason within two years following a Change in Control of the Company occurring prior to the end of the vesting period and while Mr. Rice is in continuous service.

The table below details the payments and benefits to which the NEOs would have been entitled under each termination of employment and Change in Control scenario, assuming the triggering event occurred on December 31, 2023. On that date, the stock price was $8.77. The actual amounts that may be payable to any NEO on a separation from the Company can only be determined at the time of the actual separation and may differ from the amounts set forth in the tables below based on various factors. Please also see the footnotes to the table below for additional information.
Executive	Involuntary Without Cause or Voluntary for Good Reason	Involuntary Without Cause or Voluntary for Good Reason after Change in Control	Death or Disability
Joseph H. Capper
cash severance	$3,000,000(1)	$3,000,000(1)(2)	$—
estimated benefits	26,571(3)	26,571(2)(3)	—
estimated value of accelerated equity awards	—	10,925,503(4)	—(6)
TOTAL	$3,026,571	$13,952,074	—
Doug Rice
cash severance	1,080,000(1)	1,296,000(1)(2)	—
estimated benefits	11,633(3)	13,961(2)(3)	—
estimated value of accelerated equity awards	—	1,385,222(4)	1,385,222(5)
TOTAL	$1,091,633	$2,695,183	$1,385,222
William F. Hulse
cash severance	1,092,000(1)	1,310,400(1)(2)	—
estimated benefits	20,458(3)	24,549(2)(3)	—
estimated value of accelerated equity awards	—	3,849,565(4)	3,849,565(5)
TOTAL	$1,116,549	$5,184,514	$3,849,565
Ricci S. Whitlow
cash severance	1,080,000(1)	1,296,000(1)(2)	—
estimated benefits	—(3)	—(2)(3)	—
estimated value of accelerated equity awards	—	4,059,256(4)	4,059,256(5)
TOTAL	$1,080,000	$5,355,256	$4,059,256
(1)	Includes (a) annual base salary as of December 31, 2023, plus (b) annual targeted bonus for the year ended December 31, 2023, times the multiple applicable to the NEO.
(2)	Payable only in the event the executive’s employment is terminated by the Company without cause or by the executive for “good reason” within one year following a change in control.
(3)	Includes the estimated value of medical and dental insurance.
(4)
Includes the value of unvested RSUs and PSUs based on the December 31, 2023 closing stock price, the vesting of which is deemed accelerated to December 31, 2023. As noted above, awards vest upon a change in control only at the Committee’s discretion or, if assumed in the transaction upon termination of employment without cause, except in the case of Mr. Capper, in which case the awards would automatically vest upon a change in control.

(5)
If the Participant’s employment with the Company terminated on account of the Participant’s death or disability, the shares vest and become non-forfeitable on termination of the Participant’s employment with the Company.

(6)
None of Mr. Capper’s options would vest in this scenario, and 763,973 of his PSUs would be eligible to vest but only if the performance conditions were ultimately met at the end of the three year performance period.

PROPOSAL 2—ADVISORY APPROVAL OF EXECUTIVE COMPENSATION
In accordance with Section 14A of the Exchange Act, we are providing shareholders with the opportunity to vote on an advisory resolution, commonly known as a “say-on-pay” proposal, to approve the compensation of the Company’s NEOs as disclosed in the CD&A, the compensation tables, and the accompanying narrative disclosures, (see pages 22 through 43):
RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement under the section captioned “Executive Compensation,” including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosures.
The Compensation Committee is responsible for evaluating and determining the compensation paid to the Company’s NEOs. All components of compensation for the NEOs are then recommended by the Compensation Committee for approval by the Board. As described above in detail in the CD&A, the compensation tables and the accompanying narrative disclosures, the Company’s executive compensation philosophy is based on the belief that competitive compensation is essential to attract and retain highly-qualified executives and motivate them to achieve the Company’s operational and financial goals. The Company’s compensation components seek to reward effective performance relative to the Company’s near-term plans and objectives, promote longer-term focus and help retain key contributors and align the interests of the Company’s executives and shareholders.
The Company conducted an advisory say-on-pay vote at the 2023 annual meeting of shareholders, where approximately 89.06% of the votes cast were in favor of the proposal. The Board and the Committee have considered this advisory vote result, together with the other factors and data discussed in the CD&A in connection with its determination of compensation policies and decisions. The Board and the Committee also considered input received from shareholders, and advice from expert advisors on market trends and other matters. The Committee and the Board determined in 2024 to continue to further strengthen the pay for performance and shareholder interest alignment of the Company’s compensation policies, with 40% of the NEO incentive compensation grants comprised of performance stock units and 25% comprised of stock options in 2024, in addition to the 35% comprised of time-vesting restricted stock units. The Committee and the Board will continue to consider expert advice and shareholder input when making future decisions about executive compensation.
The Company has previously determined that its shareholders should vote on an advisory say-on-pay proposal every year, consistent with the recommendation of the Board and the preference expressed by the Company’s shareholders in the advisory vote taken at the annual meeting of shareholders held in 2023. The next vote to consider the frequency at which advisory say-on-pay proposals will be held will be at the 2025 annual meeting of shareholders.
Effect of Vote
While this is a non-binding, advisory vote, the Compensation Committee and the Board intend to take into account the outcome of the vote when considering future executive compensation arrangements.
Vote Required
For this proposal to be approved, votes cast FOR the proposal by the holders of shares represented at the meeting and entitled to vote must exceed the votes cast AGAINST the proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL

DIRECTOR COMPENSATION
The Company compensates non-employee directors with a mix of equity and cash. Directors who are full-time Company employees do not receive any compensation for their service as directors or as members of Board committees. The Company compensates non-employee directors at approximately the median of peer practices. The 2016 Plan imposes limits on awards to directors for their service as directors of (i) 125,000 shares granted during any calendar year and (ii) a maximum of $300,000 for any consecutive 12-month period for awards stated as a specific dollar amount.
Equity Compensation
Upon initial election or appointment to the Board, each non-employee director receives a one-time grant of a number of restricted shares of Company common stock valued at $175,000, plus a prorated portion of the prior year’s annual grant (based on the number of months between the date of appointment to the Board and expected date of the next annual meeting of shareholders). One third of this grant vests on each anniversary of the grant date. In addition, each non-employee director receives an annual grant of a number of restricted shares of Company common stock valued at $175,000. The Board usually makes this grant on the date of the annual meeting of shareholders or the first meeting of the Board that follows the annual meeting of shareholders, subject to the share limits in the Plan, and it vests upon the earlier of the next annual meeting or the first anniversary of the grant date.
Director Stock Ownership Guidelines
The Nominating and Corporate Governance Committee has adopted stock ownership guidelines for the Company’s non-employee directors to better align the interests of non-employee directors with shareholders. The guidelines require non-employee directors to own shares of Company common stock with a value equal to or greater than three times their annual gross cash compensation (as defined in the guidelines). Newly elected directors have three years from the date of election to the Board to comply with the ownership guidelines. Shares must be owned directly by the director or the director’s immediate family members residing in the same household, held in trust for the benefit of the non-employee director or the director’s immediate family or owned by a partnership, limited liability company or other entity to the extent of the director’s interest therein (including the interests of the director’s immediate family members residing in the same household) provided that the individual has the power to vote or dispose of the shares. Unvested shares of restricted stock and unexercised stock options (vested or unvested) do not count toward satisfaction of the guidelines.
Cash Compensation
In 2023, the Company also paid the following cash amounts to non-employee directors.
	Chairman	Non-Chair Member
Board	$71,000	$42,000
Audit Committee	21,000	11,000
Compensation Committee	16,000	8,500
Nominating and Corporate Governance	12,500	6,500
Ethics and Compliance Committee	12,500	6,500

The following table provides information concerning compensation of the Company’s non-employee directors who served in 2023.
2023 Director Compensation
Name	Fees Earned or Paid in Cash	Stock Awards(1)	Options	Total
M. Kathleen Behrens	$130,500	$210,003	—	$340,503
James L. Bierman	68,421.82(2)	$210,003	—	279,003
Phyllis L. Gardner	55,000	$210,003	—	265,003
Michael Giuliani	57,000	$210,003	—	267,003
William A. Hawkins	54,500	$210,003	—	264,503
Cato T. Laurencin	72,137.10(3)	$210,003	—	271,920
K. Todd Newton	43,420.05(4)	$210,003	—	273,711
Martin P. Sutter(5)	—	—	—	—
(1)
The amounts shown reflect the grant date fair market values of the awards computed in accordance with FASB ASC Topic 718”Compensation-Stock compensation.” We provide information regarding the assumptions used to calculate the value of all stock awards made to NEOs in Note 11 to the consolidated financial statements included in the 2023 Annual Report.

(2)	Includes $2,233.82 paid as expenses.
(3)	Includes $137.10 paid as expenses.
(4)	Mr. Newton did not receive compensation for his services as a director during his time as the Company’s interim Chief Executive Officer. Includes $1,357 paid as expenses.
(5)	Mr. Sutter has declined all compensation as a non-employee director.
CEO PAY RATIO
In 2023, we paid total annual compensation to our median employee of $74,083. The total compensation paid to our (i) former interim CEO, Mr. Newton, was $295,288, and to our current CEO serving on December 31, 2023, Mr. Capper, was $20,710,346 (reflecting his significant one-time sign-on equity awards).
Based on this information, for 2023, the ratio of the annual total compensation of our CEO to the median annual total compensation of all employees was 283 to 1, which is calculated consistent with the SEC regulation and is based on our records and the methodology described below. The ratio increased from 2022 due in large part to the significant one-time sign-on equity awards received by Mr. Capper in 2023.
We determined our median employee using all income as shown in Form W-2 box 1 for all employees other than our CEO, based on information as of December 31, 2023. As permitted by SEC rules, (i) we identified our median employee as of December 31, 2023, and will determine the median employee at least every third year unless we make changes to our employee population or employee compensation arrangements that would result in a significant change to our pay ratio disclosure; (ii) we excluded all four non-U.S. employees in determining the median employee. The total number of U.S. and non-U.S. employees as of December 31, 2023 was 887.

Pay Versus Performance
The following table summarizes the total compensation paid to our NEOs versus the performance of the Company for the fiscal years ended December 31, 2023, 2022, 2021, and 2020.
Year	Summary Compensation Table Total for Joseph Capper (1)	Summary Compensation Table Total for Todd Newton(2)	Summary Compensation Table Total for T. Wright(3)	Compensation Actually Paid to Joseph Capper	Compensation Actually Paid to K. Todd Newton	Compensation Actually Paid to T. Wright.	Average Summary Compensation Table Total for Non-PEO NEOs(4) (5)	Average Compensation Actually Paid to Non-PEO NEOs	Value of Initial Fixed $100 Investment Based On:		Net Income (Loss) (Thousands)	Net Sales (Thousands)
									TSR	Comp Peer Group TSR
(a)	(b)	(b)	(b)	(c)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	$20,828,461	$295,288	$—	$37,006,231	$487,288	$—	$1,811,433	$3,163,908	$115.70	$20.67	$58,228	$321,477
2022	$—	$1,172,121	$4,810,234	$—	$1,040,121	$(2,292,965)	$1,773,574	$796,402	$36.68	$33.14	$(30,197)	$267,841
2021	$—	$—	$4,817,299	$—	$—	$2,226,051	$1,798,504	$1,220,083	$79.68	$56.95	$(10,285)	$258,615
2020	$—	$—	$4,730,002	$—	$—	$6,303,611	$1,540,754	$1,966,280	$119.79	$76.37	$(49,284)	$248,234
1.	Differences between the Summary Compensation Table and Compensation Actually Paid reflect increases in fair value of share-based payment awards of $16,177,770 for the year ended December 31, 2023.
2.
Differences between the Summary Compensation Table and Compensation Actually Paid reflect increases (decreases) in fair value of share-based payment awards of $192,000 and ($132,000) for the years ended December 31, 2023 and 2022, respectively.

3.
Differences between the Summary Compensation Table and the Compensation Actually Paid reflect decreases due to forfeitures of share-based payment awards of $6,213,747 for the year ended December 31, 2022. They also reflect (decreases) increases of fair value of share-based payment awards of ($889,452), ($2,591,248), and $1,573,609 for the years ended December 31, 2022, 2021, and 2020, respectively.

4.
Mr. Wright served as our Chief Executive Officer from May 2019 until September 2022. Differences between the Summary Compensation Table and the Compensation Actually Paid reflect decreases due to forfeitures of share-based payment awards of $169,737 for the year ended December 31, 2023. They also reflect increases (decreases) in fair value of share-based payment awards of $1,522,212, ($977,172), ($578,422), and $425,526 for the years ended December 31, 2023, 2022, 2021, and 2020, respectively.

5.
The names of the Non-PEO NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2023, Mr. Rice, Mr. Hulse, Ms. Whitlow, and Mr. Carlson; and (ii) for 2022, 2021 and 2020, Mr. Carlson, Mr. Hulse, Dr. Robert Stein (our former President, Regenerative Medicine), and Dr. Rohit Kashyap (our former President, Wound Care & Surgical).

The table above shows the relationships between the executive compensation actually paid to the PEOs and our other non-PEO NEOs and our TSR, in general declining as the TSR declined and increasing as the TSR increased, with exceptions largely reflecting one-time sign-on grants of equity awards and lump sum severance payments, among other items. In line with our Compensation Peer Group TSR, our TSR declined from 2020 to 2022, reflecting the market’s reaction to the end of FDA enforcement discretion in May 2021, resulting in our inability to sell certain of our products in the United States, and our unsuccessful Phase 2b KOA clinical trial, as well as poor market conditions for our peers generally. However, in 2023, the Company’s TSR increased substantially, as the Company made a number of changes that strengthened and focused the business, beginning in the latter part of 2022 and continuing through 2023. These changes included:
•	the appointment of several members of senior management, including a new CEO, CFO and COO;
•	the strategic realignment of the business, resulting in the disbanding of our Regenerative Medicine business and the suspension of all activities related to our KOA program;
•	strong commercial execution across all of our sites-of-service, with contributions across our Wound & Surgical product lines; and
•
a focus on improving the financial profile of the business, with a particular focus on reducing general & administrative expenses and making additional changes that would enhance the profitability and free cash flow of the Company.

As a result of the accomplishments made during this period, our executive compensation increased in parallel. The Company also sets compensation goals and measures performance to determine compensation looking at TSR and three other primary measures:
Net Sales – Our net sales (the financial measure we believe has been most important to our compensation determinations for all our NEOs in 2023) increased from 2020 to 2022, but not at the target levels we had set for ourselves, and this was reflected in the lower executive compensation actually paid over that same three-year period. However, net sales grew substantially in 2023 as described above, and our executive compensation increased in parallel.

Adjusted EBITDA – Our Adjusted EBITDA declined from 2020 to 2022, which was expected due, in part, to the end of enforcement discretion as mentioned above, along with other expenses, including higher general and administrative expenses as well as costs associated with the clinical trial and related research and development that we stopped pursing in 2023. However, Adjusted EBITDA grew substantially in 2023 as described above, and our executive compensation increased in parallel.
R&D Goals – The Company also set several R&D goals for the business in order to continue to bring new products to the market. In late-2022, we were able to successfully launch two such products for our Wound & Surgical business, in 2023 we launched an additional product, and we continue to invest in R&D activities with the aim of continuing to innovate, resulting in the launches of additional products in future periods.
Our net income and loss variations from 2020 to 2022 were more reflections of the end of FDA enforcement discretion and other factors, and therefore had less impact on our executive compensation actually paid. However, net income grew in 2023 as described above, and our executive compensation increased in parallel.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information about the Company’s equity compensation plans as of December 31, 2023.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)	348,520	$4.06	11,644,307
Equity compensation plans not approved by security holders	0	0	0
Total	348,520	$4.06	11,644,307
(1)	Includes the Company’s 2016 Plan and the MiMedx Group, Inc. Assumed 2006 Stock Incentive Plan.

AUDIT MATTERS
Appointment of Deloitte & Touche LLP
On February 20, 2024, the Audit Committee approved the engagement of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024,
Neither the Company, nor anyone acting on its behalf, consulted Deloitte regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided to the Company that Deloitte concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a “disagreement” or “reportable event” (as those terms are defined in Item 304(a)(1) of Regulation S-K).
Shareholders are being asked to ratify the Board’s appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024 at the Annual Meeting. A representative of Deloitte is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.
Independent Auditor Fees and Services
The Audit Committee’s duties include pre-approving audit and non-audit services provided to the Company by the Company’s independent registered public accounting firm, Deloitte. All of the services in respect of 2023 and 2022 under the Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees categories below were pre-approved by the Audit Committee.
Type of Fee	Year Ended December 31, 2023	Year Ended December 31, 2022
Audit Fees(1)	$1,661,000	$1,738,614
Audit-Related Fees	—	—
Tax Fees	278,075	$287,411
All Other Fees	—	—
(1)	This category includes fees for the audit of the Company’s annual financial statements and review of financial statements included in its Quarterly Reports on Form 10-Q.

REPORT OF THE AUDIT COMMITTEE
The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall it be incorporated by reference into any previous or future filing by the Company under the Securities Act of 1933, as amended, (the “Exchange Act”) except to the extent that the Company incorporates it by specific reference.
Management is responsible for the preparation, presentation and integrity of financial statements; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The purpose of the Audit Committee is to assist the Board in its duty to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements and internal control over financial reporting.
On February 20, 2024, the Audit Committee approved the engagement of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2024.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 with management and Deloitte. It also reviewed and discussed with Deloitte: (1) the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission (the “Commission”); (2) Deloitte’s judgments as to the quality of the accounting principles applied in the Company’s financial reporting; (3) written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence; and (4) Deloitte’s independence. The Audit Committee also met with management periodically during 2023 to consider the adequacy of the Company’s internal control over financial reporting and the quality of its financial reporting and discussed these matters with Deloitte and with appropriate Company financial personnel and internal auditors.
Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the Commission.
Submitted by the Audit Committee of the Board of Directors:
James Bierman, Chair
M. Kathleen Behrens
Cato T. Laurencin

April 22, 2024

PROPOSAL 3—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024
The Audit Committee has appointed Deloitte as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2024. Shareholders are being asked to ratify this appointment.
The Board and the Audit Committee believe that the continued retention of Deloitte as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders.
A representative of Deloitte is expected to be present at the virtual Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.
Effect of Vote
In the event our shareholders fail to ratify the selection, the Audit Committee and Board will reconsider whether or not to continue to retain Deloitte for the fiscal year ending December 31, 2024. In view of the process and expense involved in changing the independent registered public accounting firm on short notice, if the shareholders do not ratify the selection of Deloitte, it is contemplated that the appointment of Deloitte will be permitted to stand unless the Board finds other compelling reasons for making a change. Disapproval by the shareholders will be considered a recommendation that the Audit Committee select another independent registered public accounting firm for the following year.
Vote Required
For this proposal to be approved, votes cast FOR the proposal by the holders of shares present and entitled to vote must exceed the votes cast against the proposal. Abstentions will have no effect on the outcome of this proposal. Because this is considered a routine proposal, we do not expect any broker non-votes on this matter.
THE BOARD AND AUDIT COMMITTEE UNANIMOUSLY RECOMMEND
THAT YOU VOTE FOR THIS PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information as of April 8, 2024 regarding the Company’s capital stock, beneficially owned by each person known to the Company to beneficially own more than 5% of the outstanding shares of Company common stock, each NEO, each director, and all directors and executive officers as a group. Unless otherwise indicated below, the address of those identified in the table is c/o MiMedx Group, Inc., 1775 West Oak Commons Court, NE, Marietta, Georgia 30062. The percentage of beneficial ownership is based on 147,583,218 shares of Company common stock outstanding on April 8, 2024.
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Beneficial Ownership(1)
BlackRock, Inc.(2)	9,533,518	6.4%
Falcon Fund 2 Holding Company, L.P.(11)	28,195,249	19.1%

NEOs, Executive Officers, and Directors
M. Kathleen Behrens, Ph.D.(3)	160,972	*
James L. Bierman(3)	160,972	*
Joseph H. Capper(4)	400,000	*
Phyllis Gardner(5)	117,024	*
Michael J. Giuliani(6)	130,124	*
William A. Hawkins(7)	152,219	*
William F. Hulse IV(8)	261,501	*
Cato T. Laurencin(6)	130,124	*
K. Todd Newton(9)	360,972	*
Tiffany Olson	0	*
Dorothy Puhy	0	*
Doug Rice(10)	5,000	*
Martin P. Sutter(12)	500	*
Ricci S. Whitlow(13)	92,477	*
Total Directors and Executive Officers(14) (14 persons)	1,971,885	1.3%
*	Less than 1%
(1)
The beneficial ownership set forth in the table is determined in accordance with SEC rules and includes voting or investment power with respect to the securities. Under Rule 13d-3 of the Exchange Act, “beneficial ownership” of a security means that a person has or shares the power, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, (a) to vote or direct the voting of a security, or (b) to dispose of or direct the disposition of a security. Shares of common stock that may be acquired by an individual or group within 60 days of April 8, 2024, pursuant to the conversion of preferred shares, exercise of options or warrants, vesting of restricted shares or RSUs or otherwise, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in the footnotes to this table, we believe that the stockholders named in the tables that follow have sole voting and investment power with respect to all shares of Company common stock and/or Company Preferred Stock shown to be beneficially owned by them, based on information provided to us by them.

(2)
BlackRock, Inc. filed a Schedule 13G/A on January 25, 2024 with the SEC that indicated, among other things, that, as of December 31, 2023, BlackRock, Inc (i) had sole voting power over 9,234,766 shares of Company common stock and (ii) had sole dispositive power over 9,533,518 shares of Company common stock. The address of the principal office of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(3)	Includes 33,354 time vesting restricted stock units scheduled to vest within 60 days of April 8, 2024.
(4)
Includes an option to purchase 300,000 shares of Company common stock within 60 days of April 8, 2024 and excludes an option to purchase 3,300,000 shares held pursuant to Company award agreements. Does not include 3,300,000 performance vesting restricted stock units held pursuant to Company award agreements.

(5)	Includes 38,800 time vesting restricted stock units scheduled to vest within 60 days of April 8, 2024.
(6)	Includes 33,354 time vesting restricted stock units scheduled to vest within 60 days of April 8, 2024.
(7)	Includes 33,354 time vesting restricted stock units scheduled to vest within 60 days of April 8, 2024.
(8)
Includes 39,682 time vesting restricted stock units scheduled to vest within 60 days of April 8, 2024 and excludes 209,562 time vesting restricted stock units held pursuant to Company award agreements. Does not include 218,007 performance vesting restricted stock units held pursuant to Company award agreements. Does not include 71,541 time vesting restricted stock options held pursuant to Company award agreements.

(9)	Includes 33,354 time vesting restricted stock units scheduled to vest within 60 days of April 8, 2024.

(10)
Does not include 97,200 time vesting restricted stock units held pursuant to Company award agreements. Does not include 228,832 performance vesting restricted stock units held pursuant to Company award agreements. Does not include 164,755 time vesting restricted stock options held pursuant to Company award agreements.

(11)
Falcon Fund 2 Holding Company, L.P filed a Schedule 13D/A on December 27, 2023 with the SEC that indicated, among other things, that, as of December 22, 2023, Falcon Fund 2 Holding Company, L.P had (i) sole voting power over 28,195,249 shares of Company common stock and (ii) sole dispositive power over 28,195,249 shares of Company common stock. Common Stock held of record by Falcon Fund 2 Holding Company, L.P., a partnership controlled by EW Healthcare Partners. EW Healthcare Partners Fund 2-UGP, LLC, the general partner of Falcon Fund 2 Holding Company, L.P., may also be deemed to have sole voting and investment power with respect to the shares of Company common stock underlying the Series B Preferred Stock. EW Healthcare Partners Fund 2-UGP, LLC, in a Schedule 13D filed on July 13, 2020 by it, Falcon Fund 2 Holding Company, L.P., Martin P. Sutter, Scott Barry, Ronald W. Eastman, Petri Vainio and Steve Wiggins, each a manager and collectively the managers of EW Healthcare Partners Fund 2-UGP, LLC (the “EW Schedule 13D”), disclaimed beneficial ownership of such shares of Company common stock except to the extent of its or his pecuniary interest therein. Similarly, each of the managers may be deemed to exercise shared voting and investment power with respect to such shares, and in the EW Schedule 13D each manager disclaimed beneficial ownership of such shares of Company common stock except to the extent of his pecuniary interest therein. The address of the principal office of Falcon Fund 2 Holding Company, L.P is 21 Waterway Avenue, Suite 225, The Woodlands, Texas 77380.

(12)
Mr. Sutter is a manager of EW Healthcare Partners Fund 2-UGP, LLC and has disclaimed beneficial ownership of such shares of Company common stock except to the extent of its or his pecuniary interest therein. Mr. Sutter is deemed to own 500 shares of common stock held by his spouse.

(13)
Does not include 367,051 time vesting restricted stock units held pursuant to Company award agreements. Does not include 66,832 performance vesting restricted stock units held pursuant to Company award agreements. Does not include 70,755 time vesting restricted stock options held pursuant to Company award agreements.

(14)
Represents the ownership of only those persons currently serving as a director or executive officer of the Company. Includes 292,607 shares of Company common stock that may be acquired within 60 days of April 8, 2024. Does not include (i) 732,291 time vesting restricted stock units held pursuant to Company award agreements, (ii) 3,813,671 performance vesting restricted stock units held pursuant to Company award agreements, and (iii) 3,607,051 options to purchase Company common stock that are not exercisable within 60 days of April 8, 2024.

OTHER MATTERS
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and certain officers, and persons who own more than 10% of our common stock, to file with the SEC reports of ownership and changes in ownership of our common stock and other equity securities. Based on a review of our records and certain written representations received from our executive officers and directors, we believe that all required filings during the year ended December 31, 2023 were made on a timely basis, except that two reports on Form 4 were late due to administrative errors, one for Ms. Whitlow and one for Mr. Stein.
Proxy Solicitation Costs
The Company will bear the expenses of calling and holding the Annual Meeting and the solicitation of proxies on behalf of the Board. These expenses will include, among others, the costs of preparing, assembling, printing and mailing the proxy materials to shareholders of record and reimbursement paid to brokerage firms, banks and other fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners and obtaining beneficial owners’ voting instructions. Proxies may be solicited through the mail, in person, by telephone or via email.
Shareholder Proposals and Director Nominations for the 2025 Annual Meeting of Shareholders
The Company does not know at this time when it will hold the 2025 annual meeting of shareholders.
For any nomination or other business to be properly brought before the 2025 annual meeting by a shareholder, the nomination or other business must be permitted by law, the Articles of Incorporation, as amended, and the Company’s Bylaws, and the shareholder must give timely valid written notice thereof to the Secretary of the Company. To be timely, a shareholder’s notice must set forth all information required by the Bylaws and must be received by the Secretary of the Company at the principal executive office of the Company not later than 90 days nor earlier than 120 days before the first anniversary of the date of the 2024 Annual Meeting (i.e., no earlier than February 5, 2025 and no later than March 7, 2025); provided, however, that in the event that the date of the 2024 Annual Meeting is more than 30 days earlier or later than 60 days after such anniversary, in order for notice by the shareholder to be timely, such notice must be so delivered no more than 190 days prior to the 2024 Annual Meeting nor less than the later of (A) 90 days prior to the date of the 2025 annual meeting of shareholders and (B) the 10th day following the day on which public announcement of the date of the 2025 annual meeting of shareholders is first made. The public announcement of the postponement or adjournment of the 2025 annual meeting of shareholders will not commence a new time period for the giving of a shareholder’s notice as described above.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 7, 2025.
Pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, shareholders who wish to submit proposals for inclusion in the Company’s proxy statement for the 2025 annual meeting of shareholders must submit such proposals to the Company’s Secretary at the principal executive office of the Company by December 20, 2024.

To nominate a director nominee for inclusion in the Company’s proxy statement for the 2025 annual meeting of shareholders, the nominating shareholder must give timely valid written notice thereof to the Secretary of the Company. To be timely, a shareholder’s notice must set forth all information required by the Bylaws, and must be received by the Secretary of the Company at the principal executive office of the Company no earlier than 150 days and no later than 120 days before the first anniversary of the date that the Company delivered its proxy statement for the 2024 Annual Meeting (i.e., no earlier than November 20, 2024 and no later than December 20, 2024); provided, however, that if (and only if) the 2025 annual meeting of shareholders is not scheduled to be held within a period that commences 30 days before the anniversary date of the 2025 Annual Meeting and ends 30 days after such anniversary date (an annual meeting of the shareholders date outside such period being referred to herein as an “Other Meeting Date”), the notice must be given by the later of the close of business on the date that is 180 days prior to such Other Meeting Date or the 10th day following the date such Other Meeting Date is first publicly announced or disclosed:
Householding of Proxy Materials
We may deliver only one copy of this Proxy Statement to shareholders residing at the same address unless contrary instructions have been received from one or more of the affected shareholders. This is known as “householding.” We do this to reduce costs and preserve resources. Upon oral or written request, we will promptly deliver a separate copy to any shareholder residing at an address to which only one copy was mailed. Shareholders of record residing at the same address that have received multiple copies of this Proxy Statement may contact our mailing agent, Broadridge, to request that only a single copy of our proxy statement be mailed in the future. Contact Broadridge by phone at 1-800-690-6903 or by mail at 51 Mercedes Way, Edgewood, NY 11717.
If you participate in householding and wish to receive a copy of this Proxy Statement, please contact Broadridge as indicated above. Beneficial shareholders can request information about householding from their nominee.
Additional Information
Management knows of no matters that are to be presented for action at the Annual Meeting other than those set forth in this Proxy Statement. If any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their best judgment on such matters.

APPENDIX A

RECONCILIATION OF NON-GAAP MEASURES
Adjusted EBITDA consists of GAAP net income (loss) excluding: (i) depreciation, (ii) amortization of intangibles, (iii) interest expense, net, (iv) income tax provision, (v) investigation, restatement and related expenses, (vi) reorganization expenses related to severance charges for certain officers (vii) expenses related to disbanding of the Regenerative Medicine business unit and (viii) share-based compensation.
We believe that the presentation of Adjusted EBITDA provides important supplemental information to management and investors regarding our performance. Adjusted EBITDA is not a substitute for GAAP measurements. Company management uses Adjusted EBITDA as an aid in monitoring our ongoing financial performance from quarter-to-quarter and year-to-year on a regular basis and for benchmarking against comparable companies.
These non-GAAP financial measures reflect the exclusion of the following items:
•
Share-based compensation expense - expense recognized related to awards to various employees pursuant to our share-based compensation plans. This expense is reflected amongst cost of sales, research and development expense, and selling, general, and administrative expense in the unaudited condensed consolidated statements of operations.

•
Investigation, restatement, and related (benefit) expense - expenses incurred toward the legal defense of certain former officers and directors, net of negotiated reductions and settlements of amounts previously advanced.

•
Expenses related to the Disbanding of Regenerative Medicine - incremental expenses recognized or incurred directly as a result of our announcement to disband our Regenerative Medicine segment. This reflects (i) write-downs of clinical trial assets, (ii) charges associated with the wind-down of contracts associated with our clinical trial program, (iii) severance expenses incurred which were directly attributable to the disbanding, and (iv) impairment of goodwill.

	Year Ended December 31,
	2023	2022
Net Income (loss)	$58,228	$(30,197)
Non-GAAP Adjustments:
Depreciation expense	2,665	3,345
Amortization of intangible assets	762	701
Interest expense, net	6,457	5,016
Income tax provision (benefit) expense	(39,780)	206
Investigation, restatement and related expenses	5,176	12,177
Share-based compensation	17,178	12,666
Expenses related to disbanding of Regenerative Medicine business unit	6,384	—
Reorganization expenses	1,412	3,105
Adjusted EBITDA	$58,482	$7,019
A-1

MIMEDX GROUP, INC.
1775 WEST OAK COMMONS CT. NE
MARIETTA, GA 30062

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 4, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MDXG2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 4, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V47331-P11353

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MIMEDX GROUP, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. M. Kathleen Behrens, Ph.D.	☐	☐	☐
1b. Joseph H. Capper	☐	☐	☐
1c. James L. Bierman	☐	☐	☐
1d. William A. Hawkins, III	☐	☐	☐
1e. Cato T. Laurencin, M.D.	☐	☐	☐
1f. K. Todd Newton	☐	☐	☐
1g. Tiffany Olson	☐	☐	☐
1h. Dorothy Puhy	☐	☐	☐
1i. Martin P. Sutter	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	**For**	**Against**	**Abstain**
2. Advisory approval of executive compensation.	☐	☐	☐
3. Ratification of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2024.	☐	☐	☐

Note: The proxies will vote in their discretion regarding such other business as may properly come before the meeting or any adjournment or any postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V47332-P11353

MIMEDX GROUP, INC.
This proxy is solicited on behalf of the Board of Directors
Annual Meeting of Shareholders
June 5, 2024, 9:00 A.M. Eastern Time

The shares represented by this proxy will be voted as specified herein by the shareholder when instructions are given in accordance with the procedures described herein and in the accompanying proxy statement. If no specification is made, all shares will be voted "FOR" the election of directors and the approval of the proposals set forth in the proxy statement.

The shareholder represented herein appoints William F. Hulse IV and Sajid N. Ajmeri, and each of them, with full power to act alone, the true and lawful attorneys-in-fact and proxies, with the full power of substitution and revocation, to vote all shares of common stock entitled to be voted by said shareholder at the Annual Meeting of Shareholders of MiMedx Group, Inc. to be held virtually at www.virtualshareholdermeeting.com/MDXG2024 on June 5, 2024, at 9:00 A.M. Eastern Time, and in any adjournment or postponement thereof as specified in this proxy. This proxy revokes any proxy previously given.

Shareholders may revoke this proxy at any time prior to the vote at the Annual Meeting. If any other business is properly brought before the Annual Meeting, the shares represented by this proxy will be voted at the discretion of the proxies identified above.

Continued and to be signed on reverse side